Exhibit 7

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ACP WATERMARK INVESTMENT LLC

Dated as of July 21, 2020

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE DELAWARE SECURITIES ACT, OR OTHER SIMILAR FEDERAL OR STATE STATUTES OR AGENCIES IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES. THE SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION OF ANY LIMITED LIABILITY COMPANY INTEREST IS RESTRICTED IN ACCORDANCE WITH THE PROVISIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND THE EFFECTIVENESS OF ANY SUCH SALE OR OTHER DISPOSITION MAY BE CONDITIONED UPON, AMONG OTHER THINGS, RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE DELAWARE SECURITIES ACT AND OTHER APPLICABLE FEDERAL OR STATE STATUTES. BY ACQUIRING THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS LIMITED LIABILITY COMPANY INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND RULES AND REGULATIONS THEREUNDER AND THE TERMS AND PROVISIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.

-i-

6.05	Distributions in Liquidation	25
6.06	Tax Matters	25
6.07	Tax Matters Partner; Company Representative	26
6.08	Allocations for Income Tax Purposes	26
6.09	Withholding	27
ARTICLE VII. MANAGEMENT		28
7.01	Management	28
7.02	Intentionally Deleted	31
7.03	Duties of Managing Member	31
7.04	Services and Fees	34
7.05	Duties and Conflicts	34
7.06	Company Expenses	34
7.07	GAP’S AUTHORITY	35
ARTICLE VIII. BOOKS AND RECORDS		35
8.01	Books and Records	35
8.02	Accounting and Fiscal Year	36
8.03	Reports	36
8.04	The Company Accountant	37
8.05	Reserves	38
8.06	THE BUDGET AND OPERATING PLAN	38
8.07	Accounts	38
ARTICLE IX. TRANSFER OF INTERESTS		38
9.01	No Transfer	38
9.02	Permitted Transfers	39
9.03	Transferees	39
9.04	Section 754 Election	40
ARTICLE X. EXCULPATION AND INDEMNIFICATION		40
10.01	Exculpation	40
10.02	Indemnification	40
ARTICLE XI. DISSOLUTION AND TERMINATION		42
11.01	Dissolution	42
11.02	Termination	43

-ii-

11.03	Liquidating Member	44
11.04	Claims of the Members	44
ARTICLE XII. DEFAULT BY MEMBER		44
12.01	Events of Default	44
12.02	Effect of Event of Default	44
ARTICLE XIII. REPRESENTATIONS, WARRANTIES AND COVENANTS		45
13.01	Representations and Warranties of the Members	45
ARTICLE XIV. MISCELLANEOUS		50
14.01	Further Assurances	50
14.02	Notices	50
14.03	Governing Law	51
14.04	Attorney Fees	51
14.05	Captions	51
14.06	Pronouns	51
14.07	Successors and Assigns	51
14.08	Extension Not a Waiver	51
14.09	Creditors Not Benefited	51
14.10	Recalculation of Interest	52
14.11	Severability	52
14.12	Entire Agreement	52
14.13	Publicity	52
14.14	Counterparts	53
14.15	Confidentiality	53
14.16	Venue	54
14.17	Waiver of Jury Trial	54
14.18	Attorney Representation	54
14.19	Cooperation	54

-iii-

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ACP WATERMARK INVESTMENT LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as may be amended, modified, supplemented or restated from time to time, this “Agreement”) of ACP WATERMARK INVESTMENT LLC is made and entered into as of July 21, 2020 (the “Effective Date”), by and between WATERMARK GAP HOLDCO, LP, a Delaware limited partnership (“GAP”) and ACP WATERMARK INTERMEDIATE LLC, a Delaware limited liability company (“Ascendant Member”).

WHEREAS, the Company (as hereinafter defined) was formed pursuant to a Certificate of Formation dated as of July 10, 2020 and filed with the Secretary of State of Delaware on July 10, 2020 (the “Certificate of Formation”);

WHEREAS, Ascendant Member, as the sole member of the Company, entered into that certain Limited Liability Company Agreement of the Company dated as of July 10, 2020 (the “Original LLC Agreement”);

WHEREAS, by execution of this Agreement, Ascendant Member hereby admits GAP as a Member of the Company;

WHEREAS, the Members desire to make an equity investment in Watermark Lodging Trust, Inc., a Maryland corporation (“Watermark”), through the Company pursuant to the Equity Documents (as defined below) (the “Watermark Investment”);

WHEREAS, GAP and Ascendant Member desire to amend and restate the Original LLC Agreement in its entirety by entering into this Agreement to, among other things, allocate rights and obligations with respect to the acquisition, management, ownership and sale of the Watermark Investment and the Watermark Interest (as defined below).

NOW, THEREFORE, the parties hereto hereby agree that the Original LLC Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I.

DEFINED TERMS

1.01	DEFINED TERMS

As used in this Agreement, the following terms have the meanings set forth below:

“Additional Capital Contribution Amount” has the meaning set forth in Section 4.02(a).

“Additional Capital Contributions” has the meaning set forth in Section 4.02(a).

“Additional Shares” has the meaning ascribed to it in the Purchase Agreement.

“Adjusted Capital Account” means, with respect to any Member for any taxable year or other period, the balance in such Member’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i); and

(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of such year or other period.

“Affiliated” or “Affiliate” means, with respect to any Person, (i) any Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person, (ii) any Person who is an Immediate Family Member of such Person, or (iii) any Person in which such Person or one or more of the Immediate Family Members of such Person has more than a fifty percent (50%) direct or indirect beneficial interest (whether an initial, residual or contingent interest).

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Articles Supplementary” means that certain Watermark Lodging Trust, Inc. Articles Supplementary Series B Cumulative Redeemable Preferred Stock, dated as of the date hereof, by Watermark.

“Ascendant Guarantor” means Ascendant Parent.

“Ascendant Member” has the meaning set forth in the introductory paragraph hereof.

“Ascendant Member Affiliate Agreement” means any contract or agreement between the Company, on the one hand, and Managing Member, Ascendant Member or any of their Affiliates, on the other hand.

“Ascendant Member Organizational Documents” has the meaning set forth in Section 13.01(b)(i).

“Ascendant Parent” means Ascendant Capital Fund LP, a Delaware limited partnership.

“Ascendant Parent GP” means Ascendant Capital Partners GP LLC, a Delaware limited liability company.

“Bankruptcy” means the occurrence of any of the following events with respect to a particular Person: (a) the filing by such Person of an application for, or a consent to, the appointment of a trustee for such Person’s assets; (b) the filing by such Person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due; (c) the making by such Person of a general assignment for the benefit of creditors; (d) the filing by such Person of an answer admitting the material allegations of, or its consenting to or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; or (e) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or appointing a trustee of its assets, and such order, judgment or decree continues unstayed and in effect for a period of one hundred twenty (120) days.

“BB Act” has the meaning set forth in Section 6.07.

“Book Basis” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its fair market value on the date of contribution, and (b) the Book Basis of all Company Property shall be adjusted to equal their respective gross fair market values, as determined by GAP, as of the following times: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest; (iii) in connection with the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and (iv) any other instance in which such adjustment is permitted under Treasury Regulation Section 1.704-1(b)(2)(iv); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if GAP determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. The Book Basis of all assets of the Company shall be adjusted thereafter by depreciation as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.

“Budget” means the budget covering the Company’s anticipated operations (i) approved by the Members and (ii) in effect pursuant to Section 8.06.

“Business Day” means any day other than Saturday, Sunday, any day that is a legal holiday in the State of California or New York or any other day on which banking institutions in California or New York are authorized to close. For the avoidance of doubt, any reference to “day(s)” (and not “Business Days”) in this Agreement means calendar days.

“Capital Account” means the separate account maintained for each Member under Section 4.03.

“Capital Contribution” means, with respect to any Member, all Initial Capital Contributions and Additional Capital Contributions made by such Member to the Company pursuant to this Agreement; provided, however, that any amount returned by a Member pursuant to the proviso in Section 4.02(a) shall be treated as a contribution of capital to the Company (but not as a Capital Contribution for purposes hereof) and shall be treated as if such returned amount was not previously distributed to such Member.

“Capital Contribution Notice” has the meaning set forth in Section 4.02(a).

“Certificate of Formation” has the meaning set forth in the Recitals.

“Change in Control” means the occurrence of any transfer of (i) the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of Ascendant Member and/or (ii) the possession, directly or indirectly, of the power to vote more than fifty percent (50%) of the outstanding voting securities of Ascendant Member or otherwise direct or cause the direction of the management policies of Ascendant Member through ownership of voting securities or beneficial interests, by contract or otherwise. For the avoidance of doubt, if, at any time, Ascendant Parent GP does not control Ascendant Member, then a Change of Control will be deemed to have occurred.

“Close Associate” is a person who is widely and publicly known to maintain an unusually close relationship with a Senior Foreign Political Figure, and includes a Person who is in a position to conduct substantial United States and non-United States financial transactions on behalf of the Senior Foreign Political Figure.

“Closing Date” means the day of the “Initial Closing” under the Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Company” means the limited liability company formed and governed by the terms of this Agreement.

“Company Accountant” has the meaning set forth in Section 8.04.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(d).

“Company Property” means any asset or other property (real, personal or mixed) owned by the Company, which shall consist of the Watermark Interest and other property acquired by the Company pursuant to the terms hereof.

“Company Representative” has the meaning set forth in Section 6.07.

“Confidential Information” has the meaning set forth in Section 14.15(a).

“Contributing Member” has the meaning set forth in Section 4.02(c).

“Contribution Deadline” has the meaning set forth in Section 4.02(a).

“control” (including, without limitation, the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power (i) to vote more than fifty percent (50%) of the outstanding voting securities of such person or entity or (ii) to otherwise direct management policies of such person or entity by contract or otherwise.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Equity Documents” means, collectively, the Purchase Agreement, the Articles Supplementary, Investor Rights Agreement and the Warrants.

“Event of Default” has the meaning set forth in Section 12.01.

“Excess Amounts” has the meaning set forth in Section 4.02(c).

“Expedited Arbitration Proceeding” shall mean a binding arbitration proceeding (provided that, for the avoidance of doubt, no such arbitration proceeding shall limit either Member’s rights, in any way, to pursue any matter in litigation) conducted as follows:

(a) Venue: The arbitration proceeding shall be conducted in New York, New York.

(b) Procedure: Except as provided herein, the arbitration proceeding shall be conducted in accordance with the then existing rules of practice and procedure of the Judicial Arbitration & Mediation Services (“JAMS”), or its successor, and administered pursuant to the Expedited Procedures provisions thereof.

(c) Selection of Arbitrator: The party seeking to have a dispute resolved by way of arbitration shall provide written notice of the same to the other party, and in such notice propose at least three (3) persons to serve as the arbitrator. Each of the proposed arbitrators shall be on the list of arbitrators maintained by JAMS and shall be either: (i) a retired judge or justice of a court of the State of New York, or (ii) an attorney licensed to practice and practicing in the State of New York for not less than twenty (20) years and experienced in the organization and operation of business entities organized under Delaware law and the negotiation of joint venture agreements comparable to this Agreement. Each of the proposed arbitrators shall have had no business or familial relationship with either party, or any Affiliate of either party, or counsel to either party during the past ten (10) years which would reasonably be expected to impair such arbitrator’s ability to be impartial in such matter. If the other party is willing to accept one of the proposed arbitrators, then notice thereof shall be given within five (5) days. If, however, the other party is not willing to accept one of the arbitrators proposed by the party seeking dispute resolution, it shall give written notice of its proposal of at least three (3) other persons to serve as the arbitrator, each of whom shall have the qualifications identified above, and the party seeking dispute resolution shall have five (5) days from the date of such notice to notify the other party that one of the arbitrators proposed by the other party is acceptable. If this procedure does not result in the selection of an arbitrator, then any party may request that JAMS, or its successor, appoint an arbitrator who shall have the qualifications identified above (and, in connection therewith, either party may propose not more than three (3) persons having such qualifications to JAMS to serve as arbitrator), and be prepared to conduct the arbitration proceeding in New York City, New York.

(d) Conferences, Discovery and Pre-Hearing Matters: Once the arbitrator is appointed, he or she shall set the matter for a conference, which may be conducted telephonically, to take place within ten (10) days of the arbitrator’s appointment, and which shall address, among other things, the following issues: (1) the scheduling and resolution of any issues concerning the nature, extent and timing of any discovery, including the production of documents, depositions and the exchange of expert witness information and reports; (2) the identification and resolution of any other procedural issues; and (3) setting the matter for a hearing, to take place within thirty (30) days of the date of the conference unless the arbitrator finds, for good cause, that the hearing should not take place within that time period.

(e) Applicable Law: The arbitrator shall be required to determine all issues in accordance with existing substantive law of the state of Delaware and otherwise in accordance with the rules of JAMS; provided, however, that statutes and case law relating to the order of proof, the conduct of the hearing and the presentation and admissibility of evidence will not be applicable, and the arbitrator may admit any relevant evidence.

(f) Arbitrator’s Determination: The arbitrator shall render his or her determination within ten (10) days of the close of the final submission of the matter, or at such later time as agreed upon by the parties. The arbitrator’s determination shall be in writing and the arbitrator shall make findings of fact and set forth the reasons for the award. Notwithstanding the foregoing, and for the avoidance of doubt, the arbitrator’s determination shall not limit either Member’s rights, in any way, to pursue any matter in litigation.

(g) Arbitrator’s Fees and Costs: Each party shall provide, within three (3) days of a request from the arbitrator or any person or service that may be acting as the administrator of the arbitration, one-half of the estimated fees and costs relating to the arbitration, although the arbitrator shall, in his or her award, require such fees and costs to be awarded to the party determined to be the prevailing party, if any. Notwithstanding the foregoing, the party determined by the arbitrator not to be prevailing in the Expedited Arbitration Proceeding shall pay all of the reasonable fees and costs relating to the arbitration, including the reasonable, actual, out-of-pocket attorneys’ fees and expenses of the party determined by the arbitrator to have prevailed in the Expedited Arbitration Proceeding.

“Expenses” means, for any period, the total gross expenditures of the Company reasonably relating to the operations of the Company, ownership Company Property during such period.

“For Cause” means any of the following events:

(h) any material breach of this Agreement by Ascendant Member, including, without limitation, the failure of Ascendant Member to fund its Initial Capital Contribution, which is not cured within a Reasonable Period; provided that Ascendant Member shall not have a cure right with respect to a failure to fund its Initial Capital Contribution;

(i) any action or omission (where a duty to act exists) on the part of Ascendant Member, the Key Person or any of their respective Affiliates that are involved with the business or affairs of the Company which amounts to gross negligence, fraud, willful misconduct, or any misappropriation or misapplication of Company funds;

(j) any Change in Control or a Key Person Event that does not arise as a result of the death or disability of the Key Person;

(k) (i) criminal misconduct which has a material and adverse effect on the business or affairs of the Company, as determined by GAP in its sole but good faith discretion or (ii) commission of a felony (excluding DUIs and similar felonies) by Ascendant Member any Key Person or any of their respective Affiliates that are involved with the business or affairs of the Company. Notwithstanding the foregoing, upon any such Person committing such a felony, all Promote Distributions shall be placed into an escrow with a nationally recognized title insurance company selected by GAP and reasonably acceptable to Ascendant Member. Such amounts shall remain in escrow until (i) such Person is convicted of such felony or (ii) such Person is acquitted of such felony. If such Person is convicted of such felony, then such escrowed amounts shall promptly be distributed in accordance with this Section 6.04. Alternatively, if such Person is acquitted of such felony, then such escrowed amounts shall promptly be distributed in accordance with Section 6.03.

(l) breach of the representation set forth in Section 13.01(b)(xii); or

(m) a Bankruptcy of Ascendant Member.

Each of the above events is referred to herein as a “For Cause Event”.

“Fundamental Decision” means any of the matters designated as a “Fundamental Decision” in Exhibit C.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GAP” has the meaning set forth in the introductory paragraph hereof.

“GAP Affiliate Agreement” means any contract or agreement between the Company, on the one hand, and GAP or any of its Affiliates, on the other hand.

“GAP Guarantors” means the SSG Guarantors and the ROF Guarantor.

“GAP Organizational Documents” has the meaning set forth in Section 13.01(c)(i).

“GAP Parent” means Oaktree Capital Management, L.P., a Delaware limited partnership.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including, without limitation, any grand jury).

“Gross Adjusted Capital Contributions” means, with respect to each Member, the total amount of Capital Contributions (other than Shortfall Capital Contributions) contributed by such Member to the Company pursuant to the terms hereof, as adjusted pursuant to Section 4.02(c).

“Immediate Family Member” means the parents, siblings, spouse, children, step-children and in-laws of a Person.

“Indemnitee” has the meaning set forth in Section 10.02(a).

“Initial Capital Contributions” has the meaning set forth in Section 4.01.

“Initial Shares” has the meaning ascribed to it in the Purchase Agreement.

“Initial Watermark Interest” means, collectively, the Initial Shares and the Warrants.

“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including, without limitation, the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of July 21, 2020, entered into between the Company, as stockholder, Watermark, CWI 2 OP LP, a Delaware limited partnership and any other Person who may become a party thereto as additional stockholders thereunder, providing for certain registration right and certain side letter agreements with respect to the limited partnership agreement of CWI 2 OP LP.

“IRR” means the annual percentage rate, compounded annually, which, when utilized to calculate the present value of the distributions of Net Cash Flow to a Member, causes such present value of distributions to equal the present value of such Member’s Capital Contributions. The present value of a Member’s Initial Capital Contribution is the nominal amount of such capital, and the present value of any Additional Capital Contribution is the nominal amount of such Additional Capital Contribution discounted back to the date the Initial Capital Contribution was contributed utilizing said annual percentage rate. The IRR shall be calculated using the Microsoft Excel XIRR formula. If the XIRR function is no longer available or has been materially altered from the XIRR function contained in Microsoft Excel 2010, then the IRR shall be computed by utilizing the comparable function in the version of Microsoft Excel then broadly in use or another comparable software program, as reasonably determined by the Members.

“Key Person” means Russel Gimelstob; provided, however, that Ascendant Member shall have the right to appoint one or more replacements of the Key Person within sixty (60) days following the death or disability of the Key Person but only if any such replacement is an individual that (A) is serving in a senior management role of Ascendant Parent, (B) has reasonably sufficient experience and qualifications to oversee the performance of the duties of Ascendant Member under this Agreement, and (C) is otherwise reasonably acceptable to GAP. GAP hereby acknowledges and agrees that Alex Halpern is pre-approved as a replacement Key Person.

“Key Person Event” means (i) the death or disability of the Key Person, (ii) the departure of the Key Person from Ascendant Parent, (iii) the Key Person no longer controls the day-to-day activities of Ascendant Parent GP or (iv) the failure of the Key Person to maintain at least the same level of control over Ascendant Member that the Key Person has as of the Effective Date.

“Liquidating Member” means the Member designated as such by GAP; provided, however, that any Member that is then in default hereunder or that causes the dissolution of the Company under Section 11.01(d) shall not serve as the Liquidating Member (in which event the Liquidating Member shall be the non-defaulting Member).

“Loss” means, for each taxable year or other period, an amount equal to the Company’s items of tax deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including, without limitation, all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

(b) Loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(d) Any items of deduction and loss specially allocated pursuant to Section 6.02 shall not be considered in determining Loss; and

(e) Any decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company Property pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) or (g) shall constitute an item of Loss.

“Managing Member” means Ascendant Member or any replacement thereof following the resignation or termination of Ascendant Member as Managing Member, in each case, in accordance with the terms of Section 7.03(a).

“Member” means GAP and/or Ascendant Member, or any other Person who is admitted as a member of the Company in accordance with this Agreement and applicable law.

“Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Net Cash Flow” means, for any period, the excess of (a) Revenues for such period over (b) Expenses for such period.

“Net Loss” means, for any period, the excess of Losses over Profits, if applicable, for such period.

“Net Profit” means, for any period, the excess of Profits over Losses, if applicable, for such period.

“Non-Contributing Member” has the meaning set forth in Section 4.02(c).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

“Notices” has the meaning set forth in Section 14.02.

“Objection Notice” has the meaning set forth in Section 7.03(c).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC List” is any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders, (ii) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

“Original LLC Agreement” has the meaning set forth in the Recitals.

“Other Indemnitor” has the meaning set forth in Section 10.2.

“Operating Plan” means the strategic and comprehensive operating plan covering the Company’s operation of Company Property, which is approved by GAP and in effect from time to time pursuant to Section 8.06.

“Partially Adjusted Capital Account” means, with respect to any Member for any taxable year or other period of the Company, the Adjusted Capital Account balance of such Member at the beginning of such year or period, adjusted for all contributions and distributions during such year or period and all special allocations pursuant to Section 6.03 with respect to such year or period but before giving effect to any allocations of Net Profit or Net Loss pursuant to Section 6.01.

“Percentage Interest” means with regard to each Member the percentage set forth below opposite its name (in each case subject to adjustment as provided in this Agreement):

Member	Percentage Interest
GAP	80%

Ascendant Member	20%

“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity.

“Profit” means, for each taxable year or other period, an amount equal to the Company’s items of taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including, without limitation, all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit will be added to Profit;

(b) Gain resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c) Any items specially allocated pursuant to Section 6.02 shall not be considered in determining Profit; and

(d) Any increase to Capital Accounts as a result of any adjustment to the Book Basis of Company Property pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) or (g) shall constitute an item of Profit.

“Promote Distributions” has the meaning set forth in Section 4.02(a).

“Purchase Agreement” means that certain Securities Purchase Agreement, dated as of July 21, 2020, entered into between the Company, as purchaser, Watermark, CWI 2 OP LP, a Delaware limited partnership, Ascendant Guarantor and GAP Guarantors, providing for the purchase of the Watermark Interest as more particularly set forth therein.

“Qualified Offer” has the meaning set forth in Section 7.01(c)(iv)(A).

“Reasonable Period” means, with respect to any defaulting member, a period of ten (10) calendar days for monetary breaches, and a period of thirty (30) calendar days for non-monetary breaches, in each case, after such defaulting Member receives written notice of its default from a non-defaulting Member; provided, however, that if any such non-monetary breach can be cured but cannot reasonably be cured within such thirty (30)-day period, the period shall continue, if such defaulting Member commences to cure such non-monetary breach within such thirty (30)-day period, for so long as such defaulting Member diligently prosecutes the cure to completion up to a maximum of the lesser of (a) ninety (90) calendar days, or (b) the period of time allowed for such performance under any material agreement affecting the Company Property.

“Regulatory Allocations” has the meaning set forth in Section 6.02(g).

“Required Capital Contributions” means the Initial Capital Contribution and Additional Capital Contributions.

“Return Distribution Amount” has the meaning set forth in Section 4.02(a).

“Return Distribution Amount Failure” means any failure by Ascendant Member to repay to the Company any portion of its Return Distribution Amount when due.

“Revenues” means, for any period, the total gross revenues received by the Company during such period, including, without limitation, all receipts of the Company from any dividends or other amounts paid to the Company on account of the Watermark Interest, including, without limitation (i) the return of the amount of Company’s Watermark Investment; and (ii) any waterfall, warrant or other similar distributions received in respect of the Watermark Interest.

“ROF Guarantor” means Oaktree Real Estate Opportunities Fund VIII, L.P., a Cayman Islands limited partnership.

“ROFO Deadline” has the meaning set forth in Section 7.01(c)(iv)(A).

“ROFO Interest” has the meaning set forth in Section 7.01(c)(iv)(A).

“ROFO Price” has the meaning set forth in Section 7.01(c)(iv)(A).

“Senior Foreign Political Figure” means a senior official of a major non-United States political party or a senior executive of a government-owned corporation not organized within the United States. In addition, a “Senior Foreign Political Figure” includes any corporation, business or other entity that has been formed by or for the benefit of a Senior Foreign Political Figure.

“Shortfall Advance” has the meaning set forth in Section 4.02(d).

“Shortfall Capital Contribution” means the option, under a Shortfall Election, to treat Shortfall Advances as preferred equity instead of a Shortfall Loan.

“Shortfall Contributing Member” has the meaning set forth in Section 4.02(d).

“Shortfall Election” means, in the event of a Shortfall, an election by the Contributing Member(s) pursuant to Section 4.02(d) to either treat the entire Shortfall as (i) a Shortfall Loan or (ii) a Shortfall Capital Contribution.

“Shortfall Loan” means the option, under a Shortfall Election, to treat Shortfall Advances as a loan to the Company instead of a Shortfall Capital Contribution.

“SRO” means a self-regulatory organization.

“SSG Guarantors” means, collectively, Oaktree Special Situation Funds II AIF Holdings (Delaware), L.P., a Delaware limited partnership, Oaktree Huntington Investment Fund II AIF

(Delaware), L.P., and Oaktree Star Investment Fund II AIF (Delaware), L.P., a Delaware limited partnership.

“Substituted Capital Contributions” has the meaning set forth in Section 4.02(c).

“Target Account” means, with respect to any Member as of the end of any taxable year of the Company or other period, the excess of (a) an amount (which may be positive or negative) equal to the hypothetical distribution (or contribution) such Member would receive (or be deemed required to contribute) with respect to its equity interest in the Company if all assets of the Company, including, without limitation, cash, were sold for cash equal to their Book Basis (taking into account any adjustments to Book Basis for such year or other period), all liabilities (including, without limitation, Shortfall Loans) were then due and were satisfied according to their terms (limited, with respect to each nonrecourse liability, to the Book Basis of the assets securing such liability) and all remaining proceeds from such sale were distributed pursuant to Section 6.03 or 6.04 (whichever is applicable at the time of determination) over (b) the amount of Company Minimum Gain and Member Minimum Gain that would be charged back to such Member as determined pursuant to Treasury Regulation Section 1.704-2 immediately prior to such sale.

“Tax Contest” has the meaning set forth in Section 6.07(a)(i).

“Termination Notice” has the meaning set forth in Section 7.03(c).

“Transfer” has the meaning set forth in Section 9.01.

“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

“UBTI” means “unrelated business taxable income” as defined in Code Sections 512 through 514 and the related Treasury Regulations.

“Warrants” has the meaning ascribed to it in the Purchase Agreement.

“Warrant Units” has the meaning ascribed to it in the Purchase Agreement.

“Watermark” has the meaning set forth in the Recitals.

“Watermark Interest” means any interest acquired by the Company in Watermark, including, without limitation, as the context may require, the Initial Shares, the Warrants, the Warrant Units and the Additional Shares.

“Watermark Investment” has the meaning set forth in the Recitals.

“Working Capital Contribution” has the meaning set forth in Section 4.01.

1.02	OTHER DEFINED TERMS

As used in this Agreement, unless otherwise specified, (a) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of this Agreement, and (b) each accounting term has the meaning assigned to it in accordance with GAAP. The recitals are deemed to be part of this Agreement.

ARTICLE II.

ORGANIZATION

2.01	FORMATION

The Company has been formed as a limited liability company under the Delaware Act by the filing of the Certificate of Formation. The Members hereby agree to continue the Company as a limited liability company under the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. GAP is hereby authorized to file and record any amendments to the Certificate of Formation and such other documents as may be reasonably required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

2.02	NAME AND PRINCIPAL PLACE OF BUSINESS

(a) The name of the Company is set forth on the cover page to this Agreement. All business of the Company shall be conducted under such name, and title to all Company Property shall be held in such name.

(b) The principal place of business and office of the Company shall be located at c/o ACP Watermark Intermediate LLC, 11777 San Vicente Blvd., Suite 650, Los Angeles, California 90049, Attention: Russell Gimelstob and Alex Halpern, or at such other place or places as Managing Member may from time to time designate.

2.03	TERM

The term of the Company commenced on the date of the filing of the Certificate of Formation pursuant to the Delaware Act, and shall continue until the liquidation and dissolution of the Company pursuant to Article XI.

2.04	REGISTERED AGENT AND REGISTERED OFFICE

The name of the Company’s registered agent for service of process shall be Corporation Service Company, and the address, of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. Such agent and such office may be changed from time to time by Managing Member with written notice to all Members.

2.05	PURPOSE

(a) The purpose of the Company shall be:

(i) To perform its obligations and exercise its rights under the Equity Documents and any other agreements or contracts contemplated by the Equity Documents, and to carry out the terms of and engage in the transactions contemplated by the Equity Documents;

(ii) To make the Watermark Investment;

(iii) To acquire, own, manage, operate, and otherwise deal with the Watermark Interest; and

(iv) To conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes.

(b) The Company is not authorized to, and shall not, engage in any business other than as described in Section 2.05(a).

2.06	COMPANY PROPERTY

In connection with the acquisition of the Watermark Interest on the Closing Date, the Company shall take title to the Initial Watermark Interest.

ARTICLE III.

MEMBERS

3.01	MEMBERS

(a) Effective as of the Effective Date, the Members of the Company shall be GAP and Ascendant Member. Except as expressly permitted by this Agreement, no other Person shall be admitted as a member of the Company and no additional Interest shall be issued, without the consent of the Members.

(b) Except as otherwise expressly provided in this Agreement or any other written agreements entered into by the Members in connection herewith, no Member shall have, and each Member hereby expressly waives, any duties to the Company or any other Member (including fiduciary duties), whether or not such duties arise or exist in law or in equity. No Person, including the Members (including Ascendant Member in its capacity as the Managing Member) shall owe any duty whatsoever (fiduciary, duty of loyalty, duty of care, or otherwise) to the Company, another Member, any Affiliate of any Member, or any assignee or transferee of a Member or a Member’s Interest (whether such assignee or transferee has become an assignee or transferee of such Member or such Member’s Interest by direct or indirect assignment or transfer, operation of law, or other reason or cause). To the extent the provisions of this Section 3.01(b) eliminate any duties to any Person otherwise existing at law or in equity (including fiduciary duties or obligations to the Company or to its Members), the Members have expressly agreed to eliminate and waive those duties to the maximum extent permitted under Delaware law, including under section 18-

1101 of the Delaware Act. The Members acknowledge and agree, however, that the Members shall continue to be bound by and subject to the implied contractual covenant of good faith and fair dealing.

3.02	LIMITATION ON LIABILITY

Except as otherwise expressly provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. Except as otherwise expressly provided in this Agreement (with respect to liability among Members) or by the Delaware Act, the liability of each Member shall be limited to such Member’s Interest.

3.03	WAIVER OF OTHER RIGHTS

The Members have (i) no right under Section 18-604 of the Delaware Act to withdraw or resign and receive the fair value of their Interests, (ii) no right to demand or receive any distribution from the Company in any form other than cash and in accordance with the provisions of this Agreement concerning distributions, and (iii) no right under Section 18-305(a) or under the first sentence of Section 18-606 of the Delaware Act.

3.04	NO CERTIFICATE INTERESTS

The Interests shall not be certificated unless otherwise approved by both Ascendant Member and GAP. A Member’s Interest shall be personal property for all purposes.

3.05	NO STATE LAW PARTNERSHIP

The Company shall not be a partnership or joint venture under any state or federal law, and no Member shall be a partner or joint venturer of any other Member for any purposes, other than under the Code and other applicable tax laws, and this Agreement may not be construed otherwise.

ARTICLE IV.

CAPITAL

4.01	INITIAL CAPITAL CONTRIBUTIONS

GAP and Ascendant Member shall each make an initial Capital Contribution pro rata in accordance with their respective Percentage Interests on the Effective Date in order to (i) permit the Company to have sufficient funds to acquire the Initial Watermark Interest pursuant to the Purchase Agreement, (ii) provide the Company with working capital in an amount equal to three hundred fifty thousand dollars ($350,000) (the “Working Capital Contribution”), and (iii) to reimburse the Members for all actual third party pursuit costs, including diligence costs, travel costs and legal fees, incurred by Members in connection with the Purchase Agreement (to the extent not paid by Watermark pursuant to Section 3.09 of the Purchase Agreement) (such amounts, collectively, the “Initial Capital Contributions”). GAP and Ascendant Member agree that, with respect to the Working Capital Contribution, (x) the Company shall draw no more than an amount equal to three hundred fifty thousand dollars ($350,000) annually of the Working Capital Contribution, and (y) the Company shall use the Working Capital Contribution for payment of the third party expenses contemplated by the then-approved Budget and Operating Plan.

4.02	ADDITIONAL CAPITAL CONTRIBUTIONS

(a) If at any time or from time to time the Company (i) is obligated to purchase any Additional Shares pursuant to the Purchase Agreement, or (ii) needs funds to pay expenses in accordance with the then-approved Budget and Operating Plan, then, upon approval by the Members and notice from either Member (a “Capital Contribution Notice”, the Members shall make further capital contributions (“Additional Capital Contributions”) in the aggregate amount required by the Purchase Agreement (the “Additional Capital Contribution Amount”). Each Member shall, within ten (10) Business Days after receipt of a Capital Contribution Notice (or such shorter period, if any, in order to avoid a default under a the Purchase Agreement but not less than three (3) Business Days) (the “Contribution Deadline”), contribute its pro rata share of such Additional Capital Contribution Amount based on its Percentage Interest; provided, however, that in the event that distributions have been made pursuant to Sections 6.03(d)(i), 6.03(e)(i), or 6.03(f)(i) (any such distributions, the “Promote Distributions”) at the time the Additional Capital Contributions are to be made and, after giving effect to the such Additional Capital Contributions, any such Promote Distributions would not have been payable, then such Promote Distributions shall, concurrently with the making of the Additional Contributions but in any event no later than the Contribution Deadline, be returned by Ascendant Member (the “Return Distribution Amount”) to be distributed in accordance with this Agreement.

(b) The Initial Capital Contributions required by Section 4.01 shall be made by wire transfer of funds to an account in the name of the Company designated by the Managing Member. All other Capital Contributions shall be made by wire transfer of funds to accounts in the name of the Company designated by the Managing Member from time to time.

(c) If any Member (the “Non-Contributing Member”) fails to timely make the Capital Contributions (or any portions thereof) required by Sections 4.01 or 4.02(a), then the Member that is not an Affiliate of the Non-Contributing Member (the “Contributing Member”) may (but shall not be required to) make such capital contribution (i.e., the Non-Contributing Member’s share, in addition to the Contributing Member’s share), and the Contributing Member may choose one, and only one, of the following options: (X) to make a Shortfall Election, or, if no Shortfall Election is made, (Y) elect to dilute the Percentage Interest of the Non-Contributing Member. In the event the Contributing Member elects to dilute the Percentage Interest of the Non-Contributing Member, the Percentage Interest of each of the Members shall be adjusted to equal the percentage equivalent of the quotient determined by dividing (1) the positive difference, if any, between (a) the sum of (i) 100% of the aggregate Capital Contributions (excluding Substituted Capital Contributions (as hereinafter defined)) then or theretofore made by such Member to the Company, plus (ii) 200% of the Substituted Capital Contributions then or theretofore made by such Member to the Company (the excess of 200% of such Member’s Substituted Capital Contributions over such Member’s Substituted Capital Contributions is referred to herein as the “Excess Amounts”), minus (b) the Excess Amounts attributable to the Substituted Capital Contributions then or theretofore made by the other Member to the Company, by (2) 100% of the aggregate Capital Contributions (including without limitation Substituted Capital Contributions) then or theretofore made by all of the Members to the Company. As used herein, the term “Substituted Capital Contribution” shall mean an Additional Capital Contribution made by the Contributing Member equal to the amount that the Non-Contributing Member failed to timely contribute pursuant to Section 4.02(a). An example of the operation of such calculation is set forth on Exhibit A attached hereto. If a Contributing Member’s Percentage Interest is increased pursuant to this Section 4.02(c), then (A) its Gross Adjusted Capital Contributions, as previously adjusted, shall, in addition to being increased by the amount of Capital Contributions (including without limitation ordinary Capital Contributions and Substituted Capital Contributions) made by such Member, also be increased by an amount equal to an additional 100% of the Substituted Capital Contributions made by such Member (which increase for IRR purposes shall be treated as a Capital Contribution on the date the related Substituted Capital Contribution is made), and the Gross Adjusted Capital Contributions of the other Member shall be adjusted so that the ratios of the Members’ Gross Adjusted Capital Contributions immediately after such adjustment are equal to their Percentage Interests immediately after such adjustment, and (B) to the extent determined by the Managing Member, the Capital Account balances of the Members shall be adjusted so that the Partially Adjusted Capital Accounts immediately after such adjustment (after taking into account all items of Profit and Loss and other items through the date of the adjustment as deemed appropriate by the Managing Member) are equal as closely as possible to the Target Accounts at such time, after giving effect to the adjustments to Target Accounts resulting from changes to the Percentage Interests and Gross Adjusted Capital Contributions required by this Section 4.02(c).

(d) In the event the Contributing Member does not elect to dilute the Percentage Interest of the Non-Contributing Member pursuant to Section 4.02(c), and instead makes the Shortfall Election pursuant to this Section 4.02(d), then any Contributing Member which contributes its share of an Additional Capital Contribution with respect to which there is a Non-Contributing Member shall be referred to herein as a “Shortfall Contributing Member” and the amount advanced to the Company pursuant to Section 4.01 (consisting of the share advanced by the Contributing Member on its own behalf and, if applicable, the share contributed by the Contributing Member that the Non-Contributing Member failed to contribute) shall, upon making the Shortfall Election, be referred to herein as the Shortfall Contributing Member’s “Shortfall Advances.” The Shortfall Election shall be made by notice from the Shortfall Contributing Members to the Non-Contributing Member within thirty (30) days of the Contribution Deadline or the date on which the Shortfall Contributing Members funded any amount that the Non-Contributing Member failed to contribute (whichever is later), provided that no Shortfall Election shall be effective unless all Members other than the Non-Contributing Member are Shortfall Contributing Members with respect to the Shortfall Advances that are the subject of such Shortfall Election and all Shortfall Contributing Members make the Shortfall Election with respect to such Shortfall Advances. The Shortfall Election shall specify whether the relevant Shortfall Advances shall be treated as “Shortfall Capital Contributions” or as “Shortfall Loans”. Shortfall Loans shall accrue interest at the rate of twenty percent (20%) per annum, compounded quarterly, until repaid in full, and all amounts remaining due thereunder (after application of Section 6.03(a)) shall be due and payable in full on such Shortfall Loans (principal and interest) shall be repaid to the Shortfall Contributing Members out of any subsequent distributions of Net Cash Flow in accordance with Sections 6.03(a), 6.04 or 6.05, as applicable. Shortfall Capital Contributions shall be treated as provided in Section 6.03(a). Shortfall Capital Contributions shall be Additional

Capital Contributions hereunder, but shall not be Substituted Capital Contributions, and a Member’s Gross Adjusted Capital Contributions shall in no event be increased by Shortfall Capital Contributions. A Shortfall Loan shall not be treated as a Capital Contribution or a Substituted Capital Contribution, and a Member’s Gross Adjusted Capital Contributions shall in no event be increased by a Shortfall Loan.

(e) Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Capital Contributions or Shortfall Loans provided for in Section 4.01 and this Section 4.02 and (ii) the remedy provisions set forth above in this Section 4.02. Each Member acknowledges and agrees that in the event any Member fails to make its Capital Contributions pursuant to this Agreement, the other Members will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects. In the event a Member fails to make any Additional Capital Contributions, any Contributing Member’s remedies shall be limited to (i) making the Shortfall Election, (ii) electing to dilute the Percentage Interest of the Non-Contributing Member as described in Section 4.02(c), or (iii) if the Additional Capital Contributions were required in order for the Company to comply with its obligations under the Purchase Agreement, pursuing its rights under the contribution and indemnity agreement described in Section 4.02(f) below, and all other remedies at law or equity shall be precluded.

(f) In connection with the guaranty each of GAP Guarantors and Ascendant Guarantor is providing for the benefit of Watermark pursuant to Section 3.15 of the Purchase Agreement, each GAP, GAP Guarantors, Ascendant Member and Ascendant Guarantor shall enter into a contribution and indemnity agreement in a form mutually agreed upon by GAP and Ascendant Member, pursuant to which (i) GAP and SSG Guarantors and Ascendant Member and Ascendant Guarantor shall indemnify and hold harmless each other for its pro rata share based on its Percentage Interest of 80.392% of any claims made on such guaranty, and (ii) GAP and ROF Guarantor and Ascendant Member and Ascendant Guarantor shall indemnify and hold harmless each other for its pro rata share based on its Percentage Interest of 19.608% of any claims made on such guaranty, in each case all as more fully set forth in agreed form of such contribution and indemnity agreement.

4.03	CAPITAL ACCOUNTS

A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

(a) Each Member’s Capital Account will be credited with:

(i) Any contributions of cash made by such Member to the capital of the Company plus the Book Basis of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

(ii) The Member’s distributive share of Net Profit and any items in the nature of income or gain specially allocated to such Member pursuant to Section 6.02; and

(iii) Any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b) Each Member’s Capital Account will be debited with:

(i) Any distributions of cash made from the Company to such Member plus the Book Basis of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

(ii) The Member’s distributive share of Net Loss and any items in the nature of expenses or losses specially allocated to such Member pursuant to Section 6.02; and

(iii) Any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(c) The estimated initial Capital Account balance of each Member is set forth in Schedule A, which balances have been determined in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f). Upon any adjustment to the Initial Capital Contributions, Schedule A shall be revised as reasonably determined by GAP.

(d) Capital Accounts shall also be subject to adjustment as and to the extent provided in clause (B) of Section 4.02(c) (including the other provisions in this Agreement that apply with reference to such clause).

The provisions of this Section 4.03 and any other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.

4.04	NO FURTHER CAPITAL CONTRIBUTIONS

Except with respect to Required Capital Contributions or with the prior written consent of the Members, no Member shall be required to contribute any other or further capital to the Company, nor shall any Member be required to loan any funds to the Company. No Member will have any obligation to restore any negative balance in its Capital Account at any time including, without limitation, upon liquidation or dissolution of the Company.

ARTICLE V.

INTERESTS IN THE COMPANY

5.01	PERCENTAGE INTEREST

The Percentage Interests of the Members may be adjusted only as set forth in this Agreement.

5.02	RETURN OF CAPITAL

No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the assets of the Company. No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law. No Member shall have any obligation to restore any negative balance in its Capital Account.

5.03	OWNERSHIP

All Company Property shall be owned by the Company, subject to the terms and provisions of this Agreement. Title to Company Property shall be held by the Company in the Company’s name.

5.04	WAIVER OF PARTITION; NATURE OF INTERESTS IN THE COMPANY

Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have:

(a) To cause the Company or any of its assets to be partitioned;

(b) To cause the appointment of a receiver for all or any portion of the assets of the Company;

(c) To compel any sale of all or any portion of the assets of the Company pursuant to any applicable law; or

(d) To file a complaint, or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.04, and without such waivers no Member would have entered into this Agreement. No Member shall have any interest in any specific Company Property. The interests of all Members in this Company are personal property.

ARTICLE VI.

ALLOCATIONS AND DISTRIBUTIONS

6.01	ALLOCATIONS

For each taxable year or portion thereof, Net Profit and Net Loss shall be allocated (after all allocations pursuant to Section 6.02 have been made) as follows:

(a) Net Loss shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts (as decreased by such allocation) and Target Accounts for such year; provided, however, that no portion of the Net Loss for any taxable year shall be allocated to a Member whose Target Account is greater than or equal to its Partially Adjusted Capital Account for such taxable year.

(b) Net Profit shall be allocated among the Members so as to reduce, proportionately, the differences between their respective Target Accounts and Partially Adjusted Capital Accounts (as increased by such allocation) for such year; provided, however, that no portion of the Net Profit for any taxable year shall be allocated to a Member whose Target Account is less than or equal to its Partially Adjusted Capital Account for such taxable year.

6.02	ALLOCATIONS AND COMPLIANCE WITH SECTION 704(b)

The following special allocations shall, except as otherwise provided, be made in the following order:

(a) If there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2.

(b) Nonrecourse Deductions for any taxable year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, pro rata, in proportion to their respective Percentage Interests.

(c) Any Member Nonrecourse Deductions for any taxable year or other period shall be allocated to the Member that made or guaranteed or is otherwise liable with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).

(d) Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases an Adjusted Capital Account Deficit with respect to such Member shall be allocated items of Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

(e) No allocation of loss or deduction shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704-1(b)(2)(iv) in proportion to their respective Percentage Interests. If losses or deductions are reallocated under this Section 6.02(e), subsequent allocations of income and losses (and items thereof) shall be made so that, to the extent possible, the net amount allocated under this Section 6.02(e) equals the amount that would have been allocated to each Member if no reallocation had occurred under this Section 6.02(e).

(f) For purposes of Section 752 of the Code and the Treasury Regulations thereunder, excess nonrecourse liabilities (within the meaning of Treasury Regulation Section 1.752-3(a)(3)) shall be allocated to the Members pro rata in proportion to their respective Percentage Interests.

(g) The allocations contained in Sections 6.02(a), 6.02(b), 6.02(c), 6.02(d) and 6.02(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1 and 1.704-2. The Regulatory Allocations shall be taken into account in allocating Profits, Losses, Net Profit and Net Loss and other items of income, gain, loss and deduction among the Members so that to the extent possible, the aggregate of (i) the allocations made to each Member under this Agreement other than the Regulatory Allocations and (ii) the Regulatory Allocations made to each Member shall equal the net amount that would have been allocated to each Member had the Regulatory Allocations not occurred as necessary to effect the intent of Section 6.05. The Managing Member shall take account of the fact that certain of the Regulatory Allocations will occur at a period in the future for purposes of applying this Section 6.02(g).

(h) Interest on Shortfall Loans shall be treated as interest under the Code. Items of Profit shall be allocated to Shortfall Contributing Members to the extent of the accrued return on Shortfall Capital Contributions provided in Section 6.03(b).

6.03	DISTRIBUTIONS AND PAYMENTS

Except as provided in Sections 6.04 and 6.05, the Company shall at any time when Net Cash Flow is available (unless the Members mutually agree not to distribute such Net Cash Flow), make distributions (or, in the case of Shortfall Loans, payments) of available Net Cash Flow to the Members in the following manner and order of priority:

(a) First, (i) until such time as each Member has received distributions of Net Cash Flow equal to all of such Member’s Capital Contributions made to the Company prior to the date of such distribution have been distributed under this Section 6.03, an amount equal to one half of one percent (0.5%) of any such distribution to Ascendant Member, and (ii) thereafter, an amount equal to three quarters of one percent (0.75%) of any further distributions to Ascendant Member;

(b) Second, to Shortfall Contributing Members (i) for the repayment of and in proportion to any amounts outstanding under Shortfall Loans (principal and interest), and then (ii) pro rata (based upon the relative aggregate amounts then distributable under this Section 6.03(b)(ii)) until each of the Shortfall Contributing Members has received aggregate distributions of Net Cash Flow pursuant to this Section 6.03(b)(ii) in an amount necessary to provide each such Shortfall Contributing Member with a twenty percent (20)% IRR with respect to all of its Shortfall Capital Contributions. The parties agree that payments or distributions, as applicable, under this Section 6.03(b) with respect to Shortfall Loans or Shortfall Capital Contributions will be applied first to the interest on Shortfall Loans or to the return on Shortfall Capital Contributions, respectively, to the extent accrued as of the date of payment or distribution, and then to the repayment of principal on such Shortfall Loans or to the return of such Shortfall Capital Contributions, respectively. The parties further agree that the interest on Shortfall Loans and the return on Shortfall Capital Contributions represents a commercially reasonable rate of return on such Shortfall Loans and Shortfall Capital Contributions, respectively;

(c) Third, to the Members, pro rata, in proportion to their respective Percentage Interests until such time as GAP has received aggregate distributions pursuant to this Section 6.03(c) in an amount necessary to provide a ten percent (10%) IRR to GAP with respect to its Gross Adjusted Capital Contributions;

(d) Fourth, (i) ten percent (10%) to Ascendant Member and (ii) the balance to Ascendant Member and GAP , pro rata, in proportion to their respective Percentage Interests, until such time as GAP has received aggregate distributions pursuant to Section 6.03(c) and this Section 6.03(d) in an amount necessary to provide a fifteen percent (15%) IRR to GAP with respect to its Gross Adjusted Capital Contributions;

(e) Fifth, (i) fifteen percent (15%) to Ascendant Member and (ii) the balance to the Members, pro rata, in proportion to their respective Percentage Interests, until such time as GAP has received aggregate distributions pursuant to Section 6.03(c), Section 6.03(d) and this Section 6.03(e) in an amount necessary to provide a twenty percent (20%) IRR to GAP with respect to its Gross Adjusted Capital Contributions;

(f) Thereafter, (i) twenty percent (20%) to Ascendant Member and (ii) the balance to the Members, pro rata, in proportion to their respective Percentage Interests.

6.04	SPECIAL PAYMENTS AND DISTRIBUTIONS

(a) Subject to Section 6.04(b), from and after the time Ascendant Member shall have been removed as Managing Member For Cause or a Return Distribution Amount Failure shall have occurred, Net Cash Flow shall not be distributed as provided in Section 6.03 but rather pursuant to this Section 6.04, and, except as provided in Section 6.05, the Company shall, as soon as reasonably practical (but no less often than quarterly, if appropriate), make payments or distributions, as applicable, of Net Cash Flow to the Members in the following manner and order of priority:

(i) First, as provided in Section 6.03(b);

(ii) Second, subject to a Termination Notice becoming effective, to GAP until GAP has received payments under this Section 6.04(a)(ii) in an amount necessary to reimburse GAP for any actual, out-of-pocket losses, damages or liabilities arising out of or in connection with the applicable For Cause Event or Events of Default by Ascendant Member; and

(iii) Thereafter, to the Members, pro rata, in proportion to their respective Percentage Interests.

(b) During the period from the date a Termination Notice with respect to a For Cause Event is given until the date such Termination Notice becomes effective (or is determined to not be effective in accordance with Section 7.03(c)), all Promote Distributions and any distributions that would be made pursuant to Section 6.04(a)(ii) shall be placed into an escrow with a nationally recognized title insurance company selected by GAP and reasonably acceptable to Ascendant Member. Such amounts shall remain in escrow until such Termination Notice is effective or resolution pursuant to an Expedited Arbitration Proceeding is made, establishing that a For Cause Event has occurred and the Termination Notice is effective or ineffective. If such resolution pursuant to an Expedited Arbitration Proceeding establishes that such Termination Notice is effective, then such escrowed amounts shall promptly be distributed in accordance with this Section 6.04. Alternatively, if such resolution pursuant to an Expedited Arbitration Proceeding establishes that such Termination Notice is ineffective, then such escrowed amounts shall promptly be distributed in accordance with Section 6.03.

(c) Upon this Section 6.04 becoming effective, Capital Accounts of the Members shall be adjusted as, and to the extent, specified in clause (B) of Section 4.02(c).

6.05	DISTRIBUTIONS IN LIQUIDATION

Upon the dissolution and winding-up of the Company, the proceeds of sale and other assets of the Company distributable to the Members under Section 11.02(c)(iii) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members in the manner specified in Section 6.03 or 6.04 (whichever is applicable at the time of such distribution). It is the intent that such distributions be in proportion to the positive balances in the Members’ Capital Accounts immediately prior to such distributions, and Net Profits, Net Loss and, if necessary, other items of income, gain, loss or deduction for the year of such distribution (and, if prior to the filing of the tax return for the Company and permitted by the Code, the prior taxable year) shall be allocated among the Members so as to cause such Capital Account balances to equal the amounts so distributable. With the approval of GAP, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding sentence may be distributed to a trust reasonably established, for a reasonable period of time, for the benefit of the Members for the purposes of liquidating Company Property, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. The assets of any trust established under this Section 6.05 will be distributed to the Members from time to time by the trustee of the trust upon approval of GAP in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Members under this Agreement.

6.06	TAX MATTERS

The Members intend for the Company to be treated as a partnership for federal income tax purposes. Without the prior written consent of GAP and the Ascendant Member, no election shall be made to treat the Company as an association taxable as corporation for income tax purposes. Subject to Section 6.07, the Managing Member shall make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return subject to and following GAP’s approval of such elections, determinations and other decisions, and any settlement or compromise of audit matters raised by an applicable taxing authority affecting the Members generally shall be subject to GAP’s prior written consent after consultation with Ascendant Member in good faith. The Members shall each take reporting positions on their respective federal, state and local income tax returns consistent with the positions for the Company approved by GAP pursuant to this Section 6.06. Managing Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company and shall, after receiving GAP’s approval of such returns, be authorized to execute such returns (provided that Managing Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of any other Member or reputable accountants or auditors retained by Managing Member or at the request of GAP on behalf of the Company).

6.07	TAX MATTERS PARTNER; COMPANY REPRESENTATIVE

(a) The Members hereby appoint GAP as the person with authority to act on behalf of the Company (“Company Representative”) pursuant to Section 6223(a) of the Code (as amended by Title XI of the Bipartisan Budget Act of 2015 (such Title XI, including, without limitation, the corresponding provisions of the Code impacted thereby, and any corresponding provisions of state or local income tax law, as the same may be amended from time to time, the “BB Act”)). Any reference in this Section 6.07 to a section of the Code is to such section as amended by the BB Act and any corresponding provision of state or local law, as the same may be amended from time to time.

(i) In its capacity as Company Representative, and subject to the provisions of this Section 6.07, GAP shall have the right to make on behalf of the Company any and all elections and take any and all actions that are available to be made or taken by the Company Representative or the Company, in each case, under the BB Act (including, without limitation, an election under Section 6226 of the Code) relating to a federal income tax adjustment relating to the Company; provided, however, that (i) GAP shall as promptly as reasonably practicable notify the Ascendant Member of any notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company (a “Tax Contest”), (ii) shall consult with the Ascendant Member on the settlement of contest of such Tax Contest, and (iii) shall not compromise or settle any Tax Contest that could disproportionately and adversely affect the Ascendant Member. In furtherance of the foregoing, the Members shall take such actions requested by Company Representative consistent with any elections made and actions taken by Company Representative, including, without limitation, filing amended tax returns and paying any tax due in accordance with Section 6225(c)(2) of the Code, it being understood that no such amended tax return shall be filed in accordance with such section with respect to the Company without the advance written consent of the Company Representative.

(ii) Without limiting to provisions of clause (i) above, in the event the Company incurs any liability for taxes, interest or penalties pursuant to the BB Act or otherwise in respect of withholding or taxes required to be paid on behalf of or with respect to any Member:

(A) GAP may cause the Members (including any former Member) to whom such liability relates, as determined by GAP and Ascendant Member in good faith, to pay, and each such Member hereby agrees to pay, such amount to the Company and such amount shall not be treated as a Capital Contribution for purposes of any provision here in that affects distributions to the Members;

(B) any amount not paid by a Member (or former Member) at the time requested by GAP shall accrue interest at the rate of 9% per annum, compounded quarterly, until paid, and such Member (or former Member) shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is requested by GAP, and for this purpose the fact that the Company could have paid this amount with other funds shall not be taken into account in determining such damages; and

(C) without reduction in a Member’s (or former Member’s) obligation under clauses (A) and (B), any amount paid by the Company that is attributable to a Member (or former Member), as determined by GAP and Ascendant Member in good faith, and that is not paid by such Member pursuant to clauses (A) and (B) shall be treated for purposes of this Article VI as a distribution to such Member (or former Member). If such amount results in a distribution to such Member (or former Member) in excess of the amount to which such Member (or former Member) otherwise was entitled, such Member (or former Member) shall repay such amount to the Company, for distribution to the other Members as determined by the Company Representative.

The obligations of each Member (or former Member) under this Section 6.07 shall survive the Transfer by such Member of its Interest and the dissolution of the Company.

6.08	ALLOCATIONS FOR INCOME TAX PURPOSES

(a) Except as provided in Section 6.08(b) or otherwise as required under Section 704(b) of the Code and the related Treasury Regulations, each item of income, gain, loss or deduction of the Company for federal income tax purposes shall be allocated to the Members in the same manner that the corresponding item of Net Profit, Net Loss or other item of income, gain, loss or deduction that affect the Capital Accounts of the Members was allocated pursuant to Sections 6.01 and 6.02.

(b) In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property. Any elections, accounting conventions or other decisions relating to such allocations shall be made by the Managing Member in a manner that (A) reasonably reflects the purposes and intention of this Agreement, and (B) complies with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder. For such allocations, the Managing Member may select, subject to GAP’s prior written approval, any method permitted in the Treasury Regulations under Code Section 704(c) with respect to such allocations, including the “traditional method,” the “traditional method with curative allocations” and the “remedial allocation method.”

6.09	WITHHOLDING

All amounts required to be withheld pursuant to Section 1446 of the Code or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the

Members for all purposes under this Agreement. If GAP and the Managing Member mutually determine that the Company has insufficient liquid assets to satisfy such withholding obligation, the Member as to which withholding applies shall contribute cash to the Company in an amount sufficient to satisfy such withholding obligation (which amounts shall not be treated as Capital Contributions and the related payment of tax shall not be treated as a distribution). Notwithstanding anything to the contrary in this Agreement, any Member that acquires any Interest from a Person that was a Member of the Company at the time of the transfer of such Interest will succeed to and be responsible for, and, unless otherwise agreed to by the Managing Member (on its own behalf or on behalf of the Company) and GAP, will, to the fullest extent permitted by law, indemnify and hold harmless the Company from, (i) any amounts the transferor Member would have been liable for under this Section 6.09 in respect of such Interests as if the transferor had remained a Member of the Company and still held such Interests and (ii) any amounts imposed under Section 1446(f) of the Code.

ARTICLE VII.

MANAGEMENT

7.01	MANAGEMENT

(a) Except to the extent provided elsewhere in this Agreement, the then-approved Budget or the then-approved Operating Plan, the Company shall not take any actions without the approval of both of the Members in each instance.

(b) Except as otherwise provided in this Agreement or the Act, the day-to-day business activities of the Company shall be managed by the Managing Member in accordance with the Operating Plan and the Budget. Subject to the limitations set forth in this Agreement, the Managing Member, on behalf of the Company, shall have the power and authority to enter into contracts in accordance with the current Budget and Operating Plan on behalf of the Company approved in accordance with this Agreement, to make expenditures as are required to implement such Budget and Operating Plan and the decisions of the Members under this Agreement. The Managing Member may rely on written instructions from a representative appointed in writing by GAP from time to time that GAP has approved certain actions and agreements. All decisions made with respect to the management and control of the Company and approved pursuant to the terms of this Agreement shall be binding on the Company and all Members. The Managing Member may elect officers of the Company to implement the decisions (including without limitation executing documents) of the Managing Member or the Members, as applicable, from time to time.

(c) Notwithstanding anything to the contrary contained in this Agreement, GAP shall have the unilateral right to cause the Company to take or omit to take the following actions, and all such actions shall be binding on the Company and all Members:

(i) Enforcing the rights of the Company under, or terminating, any Ascendant Member Affiliate Agreements in accordance with the terms of this Agreement and such Ascendant Member Affiliate Agreements;

(ii) Causing the Company to undertake actions or decisions (other than a Fundamental Decision) following the removal of any of Ascendant Member as Managing Member hereunder, For Cause or for an Event of Default by Ascendant Member;

(iii) Any other matter under this Agreement that is expressly designated to be an action for which GAP has the unilateral right to cause the Company to take or omit to take, if any;

(iv) Causing the Company to exercise any liquidity, sale or other disposition rights with respect to all or any portion of the Watermark Interest pursuant to the Equity Documents, including, without limitation, (i) any redemption of the Watermark Interest, including, without limitation, pursuant to Section 8 of the Articles Supplementary; and (ii) any exercise of rights pursuant to Section 9 of the Articles Supplementary; provided however, that, notwithstanding anything to the contrary contained herein:

(A) in the event GAP desires to cause the Company to initiate a sale of all or any portion of the Initial Shares and/or the Additional Shares (the “ROFO Interest”) (which, for the avoidance of doubt, shall not include a sale as part of a sale transaction or other transaction initiated by or approved by the Board of Directors of Watermark), then GAP shall give Ascendant Member written notice thereof at least ten (10) Business Days in advance, and Ascendant Member shall have the right (but not the obligation) to submit an irrevocable, binding offer to purchase such ROFO Interest within such ten (10) Business Day period, which offer shall set forth the purchase price to be paid by Ascendant Member therefor (the “ROFO Price”), which shall be payable solely in cash and, except with respect to the ROFO Deposit, at the closing of such purchase, and which offer shall be accompanied with evidence reasonably satisfactory to GAP of funds certain with respect to such offer, and shall not be subject to any financing or other conditions (other than, to the extent applicable, regulatory approvals) (a “Qualified Offer”). If GAP accepts a Qualified Offer, then (i) Ascendant Member shall deliver an earnest money deposit into escrow in an amount equal to five percent (5%) of the ROFO Price within two (2) Business Days of GAP’s acceptance of such Qualifier Offer (the “ROFO Deposit”), and (ii) GAP and Ascendant Member shall use commercially reasonable good faith efforts to enter into definitive documents and close the sale of the ROFO Interest pursuant to the terms set forth in the Qualified Offer within thirty (30) days of the delivery of the ROFO Deposit (the “ROFO Deadline”), provided that the ROFO Deposit shall be non-refundable to Ascendant Member unless GAP fails to comply with its obligations under this Section 7.01(c)(iv)(A). If (i) Ascendant Member fails to submit a Qualified Offer pursuant to this Section 7.01(c)(iv)(A), (ii) Ascendant Member fails to deliver the ROFO Deposit within such two (2) Business Day period, (iii) GAP does not accept a Qualified Offer or (iv) GAP and Ascendant Member fail to consummate the sale on or before the ROFO Deadline (any of the foregoing, a “ROFO Failure”), then in each case, notwithstanding anything herein to the contrary, GAP shall have the right, in its sole discretion, to cause the Company to consummate the sale of such ROFO Interest; provided, however, that (i) the sales price of such ROFO Interest shall not be less than ninety-two percent (92%) of the ROFO Price, and (ii) such sale Transfer is completed within one hundred eighty (180) days following the ROFO Failure. If GAP does not complete the sale on such terms or within such one hundred eighty (180) day period, GAP shall be subject to the terms of this Section 7.01(c)(iv)(A), as applicable, with respect to any subsequent sale of any portion of the ROFO Interest; Notwithstanding anything to the contrary contained herein, each Member shall have the right to enforce its rights under this Section 7.01(c)(iv)(A) by specific performance; and

(B) in the event GAP causes the Company to exercise its liquidity, sale or other disposition rights pursuant to this Section 7.01(c)(iv) with respect to the Warrants and/or Additional Warrants or any operating partnership units or other securities or interests issued to or received by the Company directly or indirectly in respect thereof (“Warrant Securities”), and Ascendant Member does not agree to such exercise, then such exercise shall be limited to no more than a portion of such Warrant Securities equal to GAP’s Percentage Interest, and in such case, any proceeds derived from such disposition shall be distributed pursuant to Section 6.03 or Section 6.04, as applicable, assuming for such purpose that GAP’s Percentage Interest were then equal to 100%; provided, further, that from and after such time as the Company shall have disposed of GAP’s Percentage Interest of the Warrant Securities without Ascendant Member’s agreement pursuant to this clause (b), any subsequent disposition of Warrant Securities shall be for the sole account of Ascendant Member.

(v) Causing the Company to make any decisions or elections as may be necessary or desirable to avoid a default by the Company, or a forfeiture or waiver by the Company of any rights, with respect to the Watermark Interest, including, without limitation, (i) any voluntary redemption of all or any portion of the Watermark Interest (including, without limitation, any redemption pursuant to Section 8 of the Articles Supplementary) and (ii) the exercise of the Warrants and/or Additional Warrants. Without limitation on the generality of the foregoing, in the event the Members cannot agree how the Company should exercise any rights with respect to the Watermark Interest prior to any applicable deadline to exercise such rights (such that such rights would be forfeited or waived by such deadline), GAP shall have the right to make any such decision if the alternative is that the Company will forfeit or waive any such rights.

(d) As more particularly set forth in, and subject to the terms and conditions of, the Equity Documents, the Company, as the holder of a majority of the outstanding shares of a majority of the Initial Shares and, if any, Additional Shares, initially has the right to elect two (2) members to the board of directors of Watermark. GAP and Ascendant Member shall each be entitled to cause the Company appoint, remove and replace, as applicable, one (1) such board members (each a “Watermark Board Member”). GAP and Ascendant Member shall initially appoint Russell Gimelstob and Alex Halpern as the Watermark Board Members. Each of GAP and Ascendant Member shall require the Watermark Board Members to act in support and furtherance of any decisions by the Company, including, without limitations, any decision made by GAP pursuant to Section 7.01(c). Upon the occurrence of the First Fall-Away Date (as defined in the Articles Supplementary), unless otherwise agreed by the Members, Russell Gimelstob shall become the sole Watermark Board Member; provided that GAP shall have the right, in its sole discretion, to cause the Company, at any time and from time to time, to remove or replace such Watermark Board Member. In the event that the Members elect to not have a Watermark Board Member and instead elect to have a Purchaser Board Observer (as defined in the Purchase Agreement) then, unless otherwise agreed by the Members, Russell Gimelstob shall be the Purchaser Board Observer; provided that GAP shall have the right, in its sole discretion, to cause the Company, at any time and from time to time, to remove or replace such Purchaser Board Observer. Notwithstanding the foregoing, in the event of a For Cause Event or Event of Default by Ascendant

Member, GAP shall have the sole right to appoint, remove and replace, as applicable, all of the Watermark Board Members. To the extent any fee or compensation is paid by Watermark to a Watermark Board Member appointed by GAP in consideration for serving as a Watermark Board Member on behalf of the Company, such Watermark Board Member shall remit such fee or compensation to the Company as Revenues.

(e) Notwithstanding anything to the contrary contained herein, in the event a there is a disagreement between the Members with respect to whether to cause the Company to make any additional discretionary investment in Watermark, including, without limitation, pursuant to the exercise by the Company of any preemptive rights under the Equity Documents, including, without limitation any preemptive rights set forth in Section 12 of the Articles Supplementary (but excluding electing to fund all or any portion of the Maximum Acquisition Amount (as defined in the Purchase Agreement), which election shall require the approval of GAP and, for so long as Ascendant Member shall not have been removed as Managing Member as a result of failure to make any Additional Capital Contributions, Ascendant Member), the Member that desires to cause the Company to make such additional discretionary investment shall have the right, solely to the extent permitted by the Equity Documents for such Member to make a direct investment in Watermark, to make such investment directly or through an affiliate of such Member and the Company shall take any actions necessary under the Equity Documents to facilitate such investment.

(f) Notwithstanding anything to the contrary contained in this Agreement, Ascendant Member shall have the unilateral right to enforce the rights of the Company under, or terminating, any GAP Affiliate Agreements in accordance with the terms of this Agreement and such Ascendant GAP Affiliate Agreements, and all such actions shall be binding on the Company and all Members.

7.02	INTENTIONALLY DELETED

7.03	DUTIES OF MANAGING MEMBER

(a) The Managing Member, which shall initially be Ascendant Member, shall (i) conduct the business of the Company on a day-to-day basis in accordance with the standard of care required of first-class, prudent and experienced third parties performing similar functions, in accordance with customary industry standards in accordance with the Budget and the Operating Plan and such other guidelines as shall be adopted by the Company pursuant to this Agreement, (ii) perform the duties assigned to it hereunder, and (iii) carry out and implement all decisions and resolutions of the Members. The initial Managing Member shall be Ascendant Member, which shall remain Managing Member unless Ascendant Member is terminated or resigns as Managing Member pursuant to the terms of this Agreement. Ascendant Member, as the initial Managing Member, shall have no authority to retire or resign from its position as the initial Managing Member without the prior written approval of GAP. In the event that Ascendant Member or any other Person should retire, resign or be removed as Managing Member, the Members shall be under no obligation to appoint a replacement thereof. Subject to the Managing Member’s right to charge certain matters to the Company as provided in Sections 8.01 and 8.03, the Managing Member shall not be entitled to receive any fees or other compensation in respect of its activities as Managing Member, and will not receive reimbursement for compensation payable to any of its employees or other direct or indirect overhead which may be attributable to the performance of its duties as Managing Member.

(b) In addition to and without limiting any other duties set forth in this Agreement, but subject to the terms and provisions of this Agreement, the Managing Member shall:

(i) Oversee, coordinate and process the operations, including, without limitation, the management on a day-to-day basis of any and all of the assets which comprise Company Property, and prepare all communications with Watermark and other relevant third parties;

(ii) Subject to the availability of funds therefor, take all proper and necessary actions reasonably required to cause the Company and all third parties at all times to perform and comply with the provisions (including, without limitation, any provisions requiring the expenditure of funds by the Company) of the Equity Documents or any other agreement, contract or instrument to which the Company is a party or which affects any Company Property;

(iii) Subject to the availability of funds therefor, pay in a timely manner all non-disputed operating expenses of the Company as provided herein;

(iv) Deliver to the other Members promptly upon the receipt or sending thereof, copies of all material notices, reports and communications between the Company and Watermark, governmental agencies, and other relevant third parties, and material notices, reports, and communications from Watermark;

(v) Deposit all receipts from operations of Company Property to a separate account established and maintained by the Managing Member in the name of the Company, and not commingle those receipts with any other funds or accounts of Managing Member;

(vi) Promptly notify GAP of any material default or alleged (in writing) material default by any party under the Equity Documents;

(vii) Submit to GAP for its approval any decisions or matters which may be subject to its approval under this Agreement; and

(viii) Implement an anti-corruption, anti-money laundering and trade control compliance policy for the Company in a form substantially similar to the policy attached hereto as Exhibit B or such other form approved by GAP in its reasonable discretion, which policy shall apply to the Members and all directors, officers, employees, agents, representatives and other associated persons of the Company.

(c) GAP shall have the right to terminate Ascendant Member’s appointment as Managing Member upon a For Cause Event or an Event of Default by Ascendant Member hereunder and to appoint a successor Managing Member by delivering written notice (a “Termination Notice”) of such termination to Ascendant Member. The Termination Notice shall specify the basis for the same and, except as expressly set forth herein, shall become as set forth in this Section 7.03(c). Ascendant Member may dispute whether any For Cause Event or Event of Default identified in the Termination Notice has occurred by delivering written notice (an “Objection Notice”) to GAP within fifteen (15) days after receipt of the Termination Notice. If Ascendant Member fails to provide an Objection Notice within such fifteen (15) day period, then Ascendant Member shall have no right to dispute whether any For Cause Event or Event of Default identified in the Termination Notice has occurred or the effectiveness of the Termination Notice, which shall be final and conclusive, and the Termination Notice shall be effective as of the date of receipt and Ascendant Member shall be removed as Managing Member as of the date of receipt. If an Objection Notice is given within such fifteen (15) day period, then whether a For Cause Event or Event of Default has occurred shall be resolved pursuant to an Expedited Arbitration Proceeding, and the costs of the arbitration shall be borne and promptly paid by the party determined to be the losing party in such proceeding. If (x) the arbitrator determines that a For Cause Event or Event of Default occurred, then the Termination Notice shall be effective and Ascendant Member shall be removed as Managing Member as of the date of Ascendant Member’s receipt of the Termination Notice, or (y) the arbitrator determines that a For Cause Event or Event of Default did not occur, then the Termination Notice shall be void and of no force or effect and Ascendant Member shall remain as Managing Member; provided, however, the foregoing Expedited Arbitration Proceeding shall not limit, in any way, either Member’s rights to pursue any rights, including, without limitation, with respect to the removal of Ascendant Member as Managing Member, in litigation. In the event that Ascendant Member shall have been removed as Managing Member For Cause in accordance with the terms hereof, then under such circumstances and from that time forward (i) Ascendant Member shall immediately cease to be Managing Member, (ii) Ascendant Member shall cease to have any right to any distributions under Section 6.03 and from that time forward distributions to the Members shall be made under Section 6.04, and (iii) Ascendant Member shall not have any rights with respect to the management of the Company other than Fundamental Decisions, and GAP shall have the sole authority to authorize and approve all actions and decisions of the Company other than Fundamental Decisions. In the event that Ascendant Member shall have been removed as Managing Member, as a result of an Event of Default (which does not constitute a For Cause Event) by Ascendant Member, then Ascendant Member shall immediately cease to be Managing Member, and Ascendant Member shall retain its right to receive distributions hereunder pursuant to Section 6.03 (to the extent of its Interest), but Ascendant Member shall not have any rights with respect to the management of the Company other than Fundamental Decisions, and GAP shall have the sole authority to authorize and approve all actions and decisions of the Company other than Fundamental Decisions. In the event that Ascendant Member shall have been removed as Managing Member as a result of failure to make any Additional Capital Contributions, Ascendant Member shall not have any rights with respect to the management of the Company other than Fundamental Decisions, and GAP shall have the sole authority to authorize and approve all actions and decisions of the Company other than Fundamental Decisions.

(d) Ascendant Member’s appointment as Managing Member shall automatically terminate if Ascendant Member (or a permitted transferee thereof) no longer owns an interest in the Company.

(e) In the event a Key Person Event occurs as a result of the death or disability of a Key Person, then GAP shall automatically replace Ascendant Member as the Managing Member until and unless such Key Person is replaced in accordance with the definition of “Key Person”, but the same shall not constitute a For Cause Event or Event of Default by Ascendant Member.

7.04	SERVICES AND FEES

Upon Ascendant Member funding its Initial Capital Contribution, the Company shall pay to Ascendant Member, or an Affiliate thereof as designated by Ascendant Member, an amount equal to $2,940,000.00.

7.05	DUTIES AND CONFLICTS

(a) The Members and their respective officers, employees, the Managing Member and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder. Except as provided hereunder or as otherwise agreed to in writing by the Managing Member and all disinterested Members, no Member nor any member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

(b) Each of the Members recognizes that each of the other Members and its members, managers partners, shareholders, officers, directors, employees, agents, representatives, the Managing Member and Affiliates, have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that each of the other Members and its members, managers, partners, shareholders, officers and directors, employees, agents, representatives, the Managing Member and Affiliates, are entitled to carry on such other business interests, activities and investments. Except as set forth below, each of the Members may engage in or possess an interest in any other business or venture of any kind, independently or with others, including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property and mortgage loans on its own behalf or on behalf of other entities with which any of the Members is affiliated or otherwise, and each of the Members may engage in any such activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to the other Members. Neither the Company nor the other Members shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

7.06	COMPANY EXPENSES

Except as otherwise provided in this Agreement, and except for any costs to be borne by any third party under any agreement with the Company, the Company shall be responsible for paying, and shall pay, all direct costs and expenses related to the business of the Company and of acquiring, holding, owning, servicing and collecting upon the Company Property. Subject to the preceding sentence, all fees and expenses payable under Section 7.04, costs and expenses relating to any employees, staff or other personnel approved by the Managing Member to provide day-to-day operations and financial reporting to oversee the operations of Company Property, costs of financing, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, travel expenses, and all other fees, costs and expenses directly attributable to the business and operations of the Company shall be borne by the Company. In the event any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Company business or operations and has been approved by the Members or is expressly authorized in this Agreement.

7.07	GAP’S AUTHORITY

Notwithstanding anything to the contrary in this Agreement, GAP shall be authorized, in its capacity as a Member of the Company, and any officers of GAP shall be authorized, in their capacity as an “Authorized Person” or “Authorized Signatory” of the Company, to execute any document and/or instrument on behalf of the Company, without Ascendant Member’s prior approval, (A) following the removal of Ascendant Member as Managing Member in accordance with this Agreement (provided that, any document and/or instrument implementing any Fundamental Decision will require Ascendant Member’s prior approval) or (B) to exercise any other express right of GAP hereunder. For the avoidance of doubt, GAP’s authority set forth in this Section 7.07 is in addition to, and in no event a limitation or restriction of, all other authority and rights of GAP as expressly provided for in this Agreement.

ARTICLE VIII.

BOOKS AND RECORDS

8.01	BOOKS AND RECORDS

Managing Member shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of Company Property. Bills, receipts and vouchers or cause to be maintained said books and accounts in a safe manner and separate from any shall be maintained on file by Managing Member. Managing Member shall maintain records not having to do directly with the Company or any Company Property. Managing Member shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 8.03 (provided that Managing Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of any other non-Affiliated Member or reputable accountants or auditors retained by Managing Member or at the request of GAP on behalf of the Company or at the request of GAP). Such books and records of account shall be prepared and maintained by Managing Member at the principal place of business of Managing Member or such other place or places as may from time to time be reasonably determined by GAP. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours.

8.02	ACCOUNTING AND FISCAL YEAR

The books of the Company shall be kept on the accrual basis in accordance with GAAP and on a tax basis and the Company shall report its operations for tax purposes on the accrual method. The fiscal year and tax year of the Company shall end on December 31 of each year, unless a different tax year shall be required by the Code.

8.03	REPORTS

(a) Upon any distribution of Net Cash Flow hereunder, the Managing Member shall prepare and deliver to each Member a report setting forth a breakdown of the extent to which such distribution is in respect of the Initial Shares, the Warrants, the Warrant Units or the Additional Shares.

(b) The Managing Member will prepare, or cause to be prepared, at the expense of the Company, and furnish to each Member (provided that the Managing Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of any other non-Affiliated Member or reputable accountants or auditors retained by the Managing Member or at the request of GAP on behalf of the Company) within forty-five (45) calendar days after the end of each fiscal quarter of the Company, unless such fiscal quarter is the last fiscal quarter of any fiscal year of the Company, (A) an unaudited balance sheet of the Company dated as of the end of such fiscal quarter, (B) an unaudited related income statement of the Company for such fiscal quarter, (C) an unaudited statement of each Member’s Capital Account for such fiscal quarter, and (D) an unaudited statement of cash flows of the Company for such fiscal quarter.

(c) The Managing Member will prepare, at the expense of the Company, and furnish to each Member (A) using good faith efforts by each January 31, audited financial information that will enable the Managing Member to prepare draft Schedule K-1s for each of the Members as provided in Section 8.03(e), and (B) using good faith efforts within forty-five (45) calendar days after the end of each fiscal year of the Company (i) an audited balance sheet of the Company dated as of the end of such fiscal year, (ii) an audited related income statement of the Company for such fiscal year, (iii) an audited statement of cash flows for such fiscal year, and (iv) an audited statement of each Member’s Capital Account for such fiscal year, all of which shall be certified by the Managing Member as being, to its knowledge, true and correct in all material respects and all of which shall be certified in the customary manner by the Company Accountant (which firm shall provide such balance sheet, income statement and statement of Capital Account in draft form to the Members for review prior to finalization and certification thereof).

(d) The Managing Member will furnish to each Member at the expense of the Company, copies of all reports required to be furnished to any lender of the Company.

(e) The Managing Member will prepare, or cause to be prepared by the Company Accountant, in each case at the expense of the Company, and furnish to each Member (i) not later than each April 15 a schedule of actual taxable income of the Company for the three months ended on the preceding March 31, (ii) not later than each July 15 a schedule of actual taxable income of the Company for the six months ended on the preceding June 30, (iii) not later than each

October 15 a schedule of actual taxable income of the Company for the nine months ended on the preceding September 30, and (iv) not later than each January 15 a schedule of actual taxable income of the Company for the fiscal year ended on the prior December 31. Promptly after the end of each fiscal year, the Managing Member will cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with applicable laws, rules and regulations. The Managing Member will use its commercially reasonable efforts (at the expense of the Company) to cause the Company Accountant to distribute to each Member a draft Schedule K-1 (based on the audited financial information referenced in clause (A) of Section 8.03(c)) reflecting such Member’s interest in the Company no later than February 15 of the year following such fiscal year. If such Schedule K-1 for each Member is not available as of February 15, the Managing Member will cause the Company Accountant to distribute to each Member no later than February 28 a final schedule of taxable income of the Company for the fiscal year ended on the prior December 31. The Managing Member will use its commercially reasonable efforts (at the expense of the Company) to cause the Company Accountant to prepare drafts of all federal, state and local tax returns required of the Company, submit those returns to the Managing Member for its approval not later than February 28 of the year following such fiscal year and file such tax returns after they have been approved by the Managing Member. If the Managing Member shall not have approved any such tax return prior to the date required for the filing thereof (including any extensions granted), the Managing Member will timely obtain an extension of such date to the extent such an extension is available. In addition to the foregoing, the Managing Member shall cause each deliverable to the Members under this Section 8.03(e) to indicate the breakdown of the extent to which taxable income is attributable to the Initial Shares, the Warrants, the Warrant Units or the Additional Shares.

(f) The Managing Member shall prepare, or cause to be prepared, at Company expense, such additional financial reports and other information as the Managing Member may determine are appropriate.

(g) All decisions as to accounting principles shall be made by the Managing Member, subject to the prior written approval of GAP and the provisions of this Agreement.

(h) Notwithstanding anything herein to the contrary, GAP acknowledges that the reports require under this Section 8.03 are conditioned upon the Managing Member receiving information and reports from Watermark. Accordingly, the time periods provided for in this Section 8.03 shall be extended by a reasonable amount of time to account for the timing of the Company’s receipt of such information and reports from Watermark.

8.04	THE COMPANY ACCOUNTANT

The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) any nationally-recognized accounting firm designated by GAP, initially anticipated to be PricewaterhouseCoopers. The fees and expenses of the Company Accountant shall be a Company expense.

8.05	RESERVES

The Managing Member may, in its discretion and subject to such conditions as it shall determine, establish reasonable reserves for the purposes and requirements as it may deem appropriate, subject to the prior written approval of GAP.

8.06	THE BUDGET AND OPERATING PLAN

The Managing Member shall, within thirty (30) days after the Effective Date, prepare and submit to GAP for GAP’s approval a budget and strategic operating plan (as approved, the “Initial Budget and Operating Plan”) for the Company monthly through December 31, 2020, which sets forth all anticipated revenue, operating expenses, and capital expenditures of the Company Thereafter, the Budget and Operating Plan shall be prepared in proposed form and submitted annually by Managing Member to GAP for approval at least sixty (60) calendar days prior to the end of each fiscal year with respect to the following fiscal year, together with five (5) year forward projections (provided if the Managing Member should fail to timely prepare and submit in proposed form any such Budget and Operating Plan, GAP shall be authorized to prepare such Budget and Operating Plan). In the event GAP does not approve a proposed Budget and Operating Plan prior to the beginning of any calendar year, then, until a new Budget and Operating Plan are approved by GAP the Budget and Operating Plan shall continue to be the Budget and Operating Plan for the purposes of this Agreement.

8.07	ACCOUNTS

All funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the Company’s name or shall be invested in the Company’s name, in such manner as shall be reasonably designated by GAP from time to time. Company funds shall not be commingled with those of any other person or entity. Company funds shall be used only for the business of the Company.

ARTICLE IX.

TRANSFER OF INTERESTS

9.01	NO TRANSFER

Except as expressly permitted or contemplated by this Agreement, no Member may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion of its Interest, whether directly or indirectly, without the written consent of the other Members, which consent may be given or withheld in such other Members’ sole and absolute discretion. Any Transfer in contravention of this Article IX shall be null and void. No Member, without the prior written consent of the other Members, shall resign from the Company except as a result of such Member’s involuntary dissolution or final adjudication as a bankrupt or in connection with a Transfer permitted by this Article IX.

9.02	PERMITTED TRANSFERS

(a) GAP may from time to time and in its sole discretion without the consent of any other Member or the Company, Transfer its Interest in whole or in part to any Person so long as such Person is controlled directly or indirectly by any fund or vehicle managed directly or indirectly by GAP Parent. Any direct or indirect member of GAP may from time to time and in its sole discretion without the consent of any Member of the Company, Transfer its direct or indirect interest in GAP in whole or in part to any Person so long as such Person is controlled directly or indirectly by any fund or vehicle managed directly or indirectly by GAP Parent. Notwithstanding anything to the contrary contained herein, if GAP Transfers only a portion of its Interest in the Company pursuant to this Section 9.02, then, following such Transfer, to the extent that the vote, consent or approval of GAP is required hereunder, such transferee shall vote or otherwise act in concert with GAP.

(b) Ascendant Member may from time to time and in its sole discretion without the consent of any other Member or the Company, (i) Transfer its Interest in whole to any Person so long as Ascendant Parent owns at least fifty percent (50%) of such Person and controls such Person, and (ii) Transfer up to fifty percent (50%) of its Interest to any Person so long as Ascendant Parent GP controls such Person. Any direct or indirect member of Ascendant Member may from time to time and in its sole discretion without the consent of any Member of the Company, Transfer its direct or indirect interest in Ascendant Member in whole or in part to any Person; provided, that following any such Transfer Ascendant Parent continues to own at least fifty percent (50%) of Ascendant Member and controls Ascendant Member. Notwithstanding anything to the contrary contained herein, if Ascendant Member Transfers only a portion of its Interest in the Company pursuant to this Section 9.02, then, following such Transfer, to the extent that the vote, consent or approval of Ascendant Member is required hereunder, such transferee shall vote or otherwise act in concert with Ascendant Member.

(c) The parties hereto agree to amend the transfer provisions of this Article IX if the Members reasonably determine that such amendment is necessary for the Company to be treated as a partnership for Federal and applicable state income tax purposes. Subject to Section 9.03, any transferee pursuant to this Section 9.02 shall become a Member of the Company. The provisions of this Section 9.02 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Member’s interest in the Company, or in Company Property (which transfer or grant shall be subject to the other provisions of this Agreement).

9.03	TRANSFEREES

Notwithstanding anything to the contrary contained in this Agreement, no transferee of all or any portion of any Interest shall be admitted as a Member unless (a) such Interest is transferred in compliance with the applicable provisions of this Agreement, (b) such transferee shall have furnished evidence of satisfaction of the requirements of Section 9.02 reasonably satisfactory to the remaining Members, or Transferee has been consented to by the other Members under Section 9.01, and (c) such transferee shall have executed and delivered to the Company such instruments as the remaining Members reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Interest. At the request of the remaining Members, each such transferee shall also cause to be delivered to the Company, at the transferee’s sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Company, to the effect that (i) such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, (ii) if applicable, such Transfer does not violate any provision of any loan commitment or any mortgage, deed of trust or other security instrument encumbering all or any portion of Company Property, and (iii) such Transfer does not violate any federal or state securities laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee. Any permitted Transfer shall not relieve the transferor of any of its obligations prior to such Transfer.

9.04	SECTION 754 ELECTION

In the event of a Transfer of all or part of the Interest of a Member, at the request of the transferee or if in the best interests of the Company (as determined by GAP), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of Company Property as provided by Sections 734 and 743 of the Code, and any cost of such election or cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.

ARTICLE X.

EXCULPATION AND INDEMNIFICATION

10.01	EXCULPATION

No Member, Managing Member, general or limited partner of any Member, shareholder or member or other holder of an equity interest of any Member or manager, officer or director of any of the foregoing, shall be liable to the Company or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it and arising out of or in connection with this Agreement or the Company’s business or affairs; provided, however, that such act or omission was taken in good faith, was reasonably believed to be in the best interests of the Company and was within the scope of authority granted to such Person, and in the case of a Member or related Person, was not attributable to such Member’s or Person’s fraud, willful misconduct or gross negligence. No general or limited partner of any Member, shareholder, member or other holder of an equity interest in such Member or manager, officer of director of any of the foregoing shall be personally liable for the performance of any such Member’s obligations of this Agreement, but the foregoing shall not relieve any partner or member of any Member from its obligations to such Member.

10.02	INDEMNIFICATION

(a) The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member, the Managing Member and each general or limited partner of any Member or such Member’s Affiliate, shareholder, member or other holder of any equity interest in such Member or its Affiliate, or any manager, officer or director of any of the foregoing (collectively, the “Indemnitees”), from and against any losses, claims, demands, liabilities, costs, damages, expenses and causes of action to which such Indemnitee may become subject in connection with any matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnitee in connection with this Agreement or the Company’s business or affairs; provided, however, that such act or omission was taken in good faith, was reasonably believed by the applicable Indemnitee to be in the best interest of the Company and within the scope of authority granted to such member or applicable Indemnitee, and in the case of a Member or related Indemnitee, was not attributable to such Indemnitee’s fraud, willful misconduct or gross negligence. Any indemnity under this Section 10.02 shall be paid solely out of and to the extent of Company Property and shall not be a personal obligation of any Member and in no event will any Member be required, or permitted without the consent of all of the Members, to contribute additional capital under Section 4.02 to enable the Company to satisfy any obligation under this Section 10.02. All judgments against the Company and the Members, or any one or more thereof, wherein such Member (or Members) is entitled to indemnification, must first be satisfied from Company Property before the Members shall be responsible therefor.

(b) The Company and the other Members shall be indemnified and held harmless by each Member from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or attributable to (i) any act performed by or on behalf of any such Member (including, in the case of Ascendant Member, acts performed as Managing Member), which is not performed in good faith or is not reasonably believed by such Member, or its managing member, to be in the best interest of the Company and within the scope of authority conferred upon such Member or its managing member under this Agreement, (ii) the fraud, willful misconduct or gross negligence of such Member, its managing member, or (iii) the breach by the Company of any of its covenants, representations and warranties made under any purchase, loan or other agreement entered into in connection with the acquisition of Company Property, which breach was caused by such Member.

(c) In the event that any Indemnitee is entitled to indemnification under this Section 10.2 for which such Person is also entitled to indemnification from GAP Parent, Ascendant Parent or any of their respective Affiliates (each, an “Other Indemnitor”), the Company hereby agrees that its duties to indemnify such Person, whether pursuant to this Agreement or otherwise, shall be primary to those of any Other Indemnitor, and to the extent any Other Indemnitor actually indemnifies any such Person, such Other Indemnitor shall be subrogated to the rights of such Person against the Company for indemnification hereunder. The Company hereby acknowledges the subrogation rights of the Other Indemnitors under such circumstances and agrees to execute and deliver such further documents and/or instruments as any Other Indemnitor may reasonably request in order to evidence any such subrogation rights, whether before or after any such Other Indemnitor makes any such indemnification payment. The Company shall pay any amounts due under this Section 10.2, in cash, promptly following written demand from an Other Indemnitor. The Company hereby waives any right against the Other Indemnitors to indemnification, subrogation or contribution with respect to the foregoing. Furthermore, the Company expressly agrees that each Other Indemnitor is an intended third party beneficiary as to the indemnification provisions of this Agreement and shall be entitled to bring suit against the Company to enforce said provisions.

(d) The provisions of this Section 10.02 shall survive for a period of four (4) years from the date of dissolution of the Company, provided that, if at the end of such period there are any actions, proceedings or investigations then pending, any Indemnitee may so notify the Company and the other Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 10.02 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved.

(e) Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 10.02 shall (i) be in addition to any liability which the Company or such Member may otherwise have and (ii) inure to the benefit of such Indemnitee, its Affiliates and their respective members, managers, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

ARTICLE XI.

DISSOLUTION AND TERMINATION

11.01	DISSOLUTION

The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events, unless the majority-in-interest of the remaining Members vote to continue the life of the Company upon the occurrence of such an event:

(a) Three (3) years after the sale, condemnation or other disposition of all Company Property and the receipt of all consideration therefor;

(b) December 31, 2070;

(c) The written determination of GAP to terminate the Company following such time as the Company Property has been sold or otherwise disposed in accordance with this Agreement or the instruments governing such Company Property; or

(d) The resignation, expulsion, bankruptcy or dissolution of any Member (which shall not include the occurrence of such an event with respect to any Member’s underlying members or partners which does not cause such an event to occur with respect to the Member itself) or the occurrence of any other event that terminates the continued membership of any Member in the Company, unless, within ninety (90) days after such event, each of the remaining Members elects in writing (i) to continue the business of the Company and (ii) if at such time there exists only one remaining Member, effective as of the date of such event, to admit at least one additional Member to the Company.

Without limitation on, but subject to, the other provisions hereof, the assignment of all or any part of a Member’s Interest permitted hereunder will not result in the dissolution of the Company. Except as otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Members, any Member may not withdraw from or cause a voluntary dissolution of the Company. In the event any Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member’s liability for obligations of the Company.

11.02	TERMINATION

In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a) The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b) Company Property shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and subject to a liquidating plan approved by GAP. The Liquidating Member may distribute Company Property in kind only with the consent of all of the Members.

(c) The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i) To the payment of (A) the debts and liabilities of the Company (including, without limitation, any outstanding amounts due on any indebtedness encumbering Company Property, or any part thereof and any Shortfall Loans) and (B) the expenses of liquidation.

(ii) To the setting up of any reserves which the Liquidating Member and GAP shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or any Member arising out of or in connection with the Company. Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrow agent to be held by such bank or title company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 11.02(c)(iii); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 11.02(c)(i) and, by reason thereof, a distribution under Section 11.02(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 11.02(c)(i).

(iii) The balance, if any, to the Members in accordance with Section 6.05.

11.03	LIQUIDATING MEMBER

The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the Company in accordance with the provisions of this Article XI. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member or GAP, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member or GAP shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

11.04	CLAIMS OF THE MEMBERS

Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XII.

DEFAULT BY MEMBER

12.01	EVENTS OF DEFAULT

If a Member commits a material violation or breach of any of the provisions of this Agreement, which is not cured (including, without limitation, by the breaching Member reimbursing the Company for the resulting material damage or loss) within a Reasonable Period, such Member shall have committed an “Event of Default.” A failure to make any Additional Capital Contribution shall not constitute an Event of Default.

12.02	EFFECT OF EVENT OF DEFAULT

Upon the occurrence of an Event of Default by any Member, Ascendant Member (if the defaulting Member is GAP) or GAP (if the defaulting Member is Ascendant Member) shall have the right, at any time within one year from the date of such Event of Default and upon giving the defaulting Member ten (10) calendar days written notice of such election (and provided such Event of Default is continuing through the end of such ten (10) day period) to take any of the following actions:

(a) Dissolve the Company;

(b) If Ascendant Member is the defaulting Member, terminate Ascendant Member as Managing Member; and

(c) Pursue any other right or remedy available at law or in equity.

ARTICLE XIII.

REPRESENTATIONS, WARRANTIES AND COVENANTS

13.01	REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

(a) Each Member represents and warrants to the other Member(s) as follows as of the Effective Date:

(i) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(ii) This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms.

(iii) No consents or approvals are required from any Governmental Authority or other person or entity for the Member to enter into this Agreement and the Company. All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(iv) The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

(v) No Member has retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the acquisition of the Initial Company Property or the execution and delivery of this Agreement.

(vi) It understands that (A) an investment in the Company involves substantial and a high degree of risk, (B) no federal or state agency has passed on the offer and sale of the Interest in the Company to such Person, (C) it must bear the economic risk of such Person’s investment in the Company for an indefinite period of time, since such Person’s Interest in the Company has not been registered for sale under the Securities Act of 1933 and, therefore, cannot be sold or otherwise transferred unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available, and the Interest in the Company of such Person cannot be sold or otherwise transferred unless registered under applicable state securities or blue sky laws or an exemption from such registration is available, (D) there is no established market for the Interest of such Person in the Company and no public market will develop and (E) such Person’s principals have such knowledge and experience in real estate and, other financial and business matters that they are capable of evaluating the merits and risks of an investment in the Company.

(b) In addition to the representations and warranties set forth above, Ascendant Member represents, warrants and covenants to GAP as follows:

(i) Ascendant Member is a limited liability company currently existing pursuant to that certain Certificate of Formation filed with the Secretary of State of Delaware on July 10, 2020, and that certain limited liability company operating agreement of Ascendant Member in effect as of the Effective Date (collectively, the “Ascendant Member Organizational Documents”).

(ii) The Ascendant Member Organizational Documents have not been terminated, and continue to be in full force and effect.

(iii) No consent or authorization of any other persons or entities, other than those whose consent has been secured, is required for Ascendant Member to enter into this Agreement or to take any action or grant any consent or approval under this Agreement.

(iv) The offer and sale of interests in Ascendant Member has been undertaken in full compliance with all applicable federal and state securities laws and no interests in Ascendant Member have been offered or sold to any person who was not at the time of such offer or sale an “accredited investor” as defined in Section 2(15) of the Securities Act of 1933 and Rule 501 promulgated thereunder and under the securities laws of various states.

(v) It is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including, without limitation, the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by OFAC applicable to Ascendant Member, and related Securities and Exchange Commission, SRO or other agency rules and regulations applicable to Ascendant Member, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(vi) Neither: (a) Ascendant Member, any Affiliate of Ascendant Member nor any Person controlled by Ascendant Member; nor (b) to the best of knowledge of Ascendant Member, after making due inquiry, any Person who owns a controlling interest in or otherwise controls Ascendant Member; nor (c) to the best of knowledge of Ascendant Member, if Ascendant Member is a privately held entity, any Person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in Ascendant Member; nor (d) any Person for whom Ascendant Member is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(vii) Unless disclosed in writing to GAP on the date hereof, it is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, that it is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and that, to the best of Ascendant Member’s knowledge, after making due inquiry, none of the direct or indirect owners of Ascendant Member (other than any owner(s) of any interest(s) in a publicly traded entity) is a

Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.

(viii) Subject to any confidentiality obligations existing as of the date of any request by GAP, Ascendant Member agrees that, upon receiving a request from GAP, Ascendant Member shall provide information reasonably required by GAP (a) that indicates that the representations, warranties and covenants of Ascendant Member set forth in this Section 13.01(b) are true, and (b) to permit GAP to comply with its obligations under all applicable anti-money laundering and anti-terrorist laws, regulations and executive orders. Ascendant Member consents to the disclosure to United States regulators and law enforcement authorities by GAP and its Affiliates of such information about Ascendant Member that GAP reasonably deems necessary or appropriate to comply with applicable anti-money laundering and anti-terrorist laws, regulations, and executive orders.

(ix) Ascendant Member agrees that as a condition of any Transfer of any of its direct or indirect interest in the Company, GAP has the right to require full compliance with these representations, warranties and covenants, to the satisfaction of GAP, with respect to any transferee and any Person who owns or otherwise controls the transferee.

(x) Ascendant Member acknowledges and agrees that if, following its investment in the Company, GAP reasonably believes that Ascendant Member has breached its representations, warranties or covenants set forth in clauses (v), (vi) (vii) or (viii) of this Section 13.01(b), or that action is otherwise required by law or regulation, GAP has the right or may be obligated to freeze or block the investment, to prohibit additional investments, to segregate the assets constituting the investment in accordance with applicable OFAC laws and regulations, to decline any Transfer requests and/or to report such action to government authorities. Ascendant Member further acknowledges that it will have no claim against the Company and/or GAP or its Affiliates for any form of damages as a result of any of the foregoing actions.

(xi) Ascendant Member is a “United States person” for United States federal income tax purposes.

(xii) Neither Ascendant Member, nor any of its direct or indirect members, partners, principals, officers, directors or any Affiliate thereof, is receiving or is otherwise entitled to receive, or will receive, any form of compensation (finder’s fees, commissions, consulting fees, equity interests, referral fees, or any similar payment or compensation, whether deferred or contingent) from the Seller or any third party (including brokers) in connection with GAP entering into this Agreement, the Watermark Investment, and/or the Company’s direct or indirect ownership and/or the Company’s acquisition or operation of the Watermark Interest.

(c) In addition to the representations and warranties set forth above, GAP represents, warrants and covenants to Ascendant Member as follows:

(i) GAP is a limited partnership currently existing pursuant to that certain Certificate of Limited Partnership filed with the Secretary of State of Delaware on July 21, 2020,

and that certain limited partnership agreement of GAP in effect as of the Effective Date (collectively, the “GAP Organizational Documents”).

(ii) The GAP Organizational Documents have not been terminated and continue to be in full force and effect.

(iii) No consent or authorization of any other persons or entities, other than those whose consent has been secured, is required for GAP to enter into this Agreement or to take any action or grant any consent or approval under this Agreement.

(iv) The offer and sale of interests in GAP has been undertaken in full compliance with all applicable federal and state securities laws and no interests in GAP have been offered or sold to any person who was not at the time of such offer or sale an “accredited investor” as defined in Section 2(15) of the Securities Act of 1933 and Rule 501 promulgated thereunder and under the securities laws of various states.

(v) It is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including, without limitation, the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by OFAC applicable to Ascendant Member, and related Securities and Exchange Commission, SRO or other agency rules and regulations applicable to Ascendant Member, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(vi) Neither: (a) GAP, any Affiliate of GAP nor any Person controlled by GAP; nor (b) to the best of knowledge of GAP, after making due inquiry, any Person who owns a controlling interest in or otherwise controls GAP; nor (c) to the best of knowledge of GAP, if GAP is a privately held entity, any Person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in GAP; nor (d) any Person for whom GAP is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(vii) Unless disclosed in writing to Ascendant Member on the date hereof, it is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, that it is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and that, to the best of GAP’s knowledge, after making due inquiry, none of the direct or indirect owners of GAP (other than any owner(s) of any interest(s) in a publicly traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.

(viii) Subject to any confidentiality obligations existing as of the date of any request by Ascendant Member, GAP agrees that, upon receiving a request from Ascendant Member, GAP shall provide information reasonably required by Ascendant Member (a) that indicates that the representations, warranties and covenants of GAP set forth in this Section 13.01(c) are true, and (b) to permit Ascendant Member to comply with its obligations under all applicable anti-money laundering and anti-terrorist laws, regulations and executive orders. GAP consents to the disclosure to United States regulators and law enforcement authorities by Ascendant Member and its Affiliates of such information about GAP that Ascendant Member reasonably deems necessary or appropriate to comply with applicable anti-money laundering and anti-terrorist laws, regulations, and executive orders.

(ix) GAP agrees that as a condition of any Transfer of any of its direct or indirect interest in the Company, Ascendant Member has the right to require full compliance with these representations, warranties and covenants, to the satisfaction of Ascendant Member, with respect to any transferee and any Person who owns or otherwise controls the transferee.

(x) GAP acknowledges and agrees that if, following its investment in the Company, Ascendant Member reasonably believes that GAP has breached its representations, warranties or covenants set forth in clauses (v), (vi) (vii) or (viii) of this Section 13.01(c) or that action is otherwise required by law or regulation, Ascendant Member has the right or may be obligated to freeze or block the investment, to prohibit additional investments, to segregate the assets constituting the investment in accordance with applicable OFAC laws and regulations, to decline any Transfer requests and/or to report such action to government authorities. GAP further acknowledges that it will have no claim against the Company and/or Ascendant Member or its Affiliates for any form of damages as a result of any of the foregoing actions.

(xi) GAP is a “United States person” for United States federal income tax purposes.

(xii) Neither GAP, nor any of its direct or indirect members, partners, principals, officers, directors or any Affiliate thereof, is receiving or is otherwise entitled to receive, or will receive, any form of compensation (finder’s fees, commissions, consulting fees, equity interests, referral fees, or any similar payment or compensation, whether deferred or contingent) from the Seller or any third party (including brokers) in connection with Ascendant Member entering into this Agreement, the Watermark Investment, and/or the Company’s direct or indirect ownership and/or the Company’s acquisition or operation of the Watermark Interest.

(d) Each Member agrees to indemnify and hold harmless the Company and each other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including, without limitation, costs and attorneys’ fees) which they may incur by reason of, or in connection with, any breach of the foregoing representations and warranties by such Member and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of Ascendant Member and/or the Company or any other Member.

ARTICLE XIV.

MISCELLANEOUS

14.01	FURTHER ASSURANCES

Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

14.02	NOTICES

All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (a) personal delivery, (b) electronic mail transmission, but only to the extent delivery has been confirmed by all recipients by a return electronic mail transmission or (c) a reputable overnight courier service, fees prepaid, addressed as follows:

If to GAP:	333 S. Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attn: Cary Kleinman, Zachary Serebrenik and Taejo Kim
E-Mail Address: ckleinman@oaktreecapital.com, zserebrenik@oaktreecapital.com and tkim@oaktreecapital.com

and a copy to:	Kirkland & Ellis LLP
555 South Flower Street, Suite 3700
Los Angeles, CA 90071
Attn: Hamed Meshki P.C. and Robert Keane P.C.
E-Mail Address: hamed.meshki@kirkland.com and Robert.keane@kirkland.com

If to Ascendant Member, to:	c/o Ascendant Capital Fund LP
11777 San Vicente Blvd., Suite 650
Los Angeles, California 90049
Attn: Russell Gimelstob and Alex Halpern
E-Mail Address: russell@ascendantcapital.com and alex@ascendantcapital.com

with a copy to:	Latham & Watkins LLP
330 N. Wabash Ave, Suite 2800
Chicago, IL 60611
Attn: Gary E. Axelrod
E-Mail Address: gary.axelrod@lw.com

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 14.02. A Notice sent in compliance with the provisions of this Section 14.02 shall be deemed given on the date of receipt. Any notice may be given by a Member’s counsel on behalf of such Member and such notice shall have the same force and effect as if given by such Member.

14.03	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

14.04	ATTORNEY FEES

If the Company or any Member obtains a judgment against any other Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.

14.05	CAPTIONS

All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

14.06	PRONOUNS

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

14.07	SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

14.08	EXTENSION NOT A WAIVER

No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

14.09	CREDITORS NOT BENEFITED

Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any Member, and no creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any Additional Capital Contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise or under any guaranty.

14.10	RECALCULATION OF INTEREST

If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

14.11	SEVERABILITY

In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

14.12	ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements and terms sheets relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

14.13	PUBLICITY

The parties agree that no Member shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of the Initial Company Property, without the consent of each of the other Members, except as such disclosure may be made in the course of normal reporting practices by any Member to its members, shareholders or partners or as otherwise required by law.

14.14	COUNTERPARTS

This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. The exchange of copies of this Agreement, any signature pages required hereunder or any other documents required or contemplated hereunder by facsimile or other electronic transmission (including but not limited to Portable Document Format via email) shall constitute effective execution and delivery of same as to the parties thereto and may be used in lieu of the original documents for all purposes. Signatures transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes.

14.15	CONFIDENTIALITY

(a) Each Member represents to the other that it has not disclosed, and agrees that it will not and will direct its shareholders, partners, directors, officers, agents, advisors and Affiliates not to disclose, to any Person the terms of this Agreement, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, or any other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members that is not already publicly available or that has not been publicly disclosed by or pursuant to authorization by the other Member (collectively, the “Confidential Information”), or confirm any statement made by third Persons regarding Confidential Information; provided, however, that each Member (or its Affiliates) may disclose such Confidential Information if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law), if necessary for it to perform any of its duties or obligations hereunder or in any management agreement to which it is a party covering any Company Property, and to its attorneys and advisors who agree to maintain a similar confidence.

(b) Subject to the provisions of Section 14.15(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person (including, without limitation, an attorney or advisor) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby consents in advance to any motion for any protective order brought by the other Member represented as being intended by such other Member to implement the purposes of this Section 14.15, provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if such Member as promptly as practicable (i) notifies the other Member of the existence, terms and circumstances of the order, (ii) consults in good faith with the other Member on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the other Member designates. The cost (including, without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by a Member will be borne by the Company.

(c) The covenants contained in this Section 14.15 will survive the Transfer of the Interest of any Member and the termination of the Company.

(d) Both Members further agree to comply with the confidentiality provisions set forth in Section 3.21 of the Purchase Agreement.

14.16	VENUE

Each of the Members consents to the jurisdiction of any court in Wilmington, Delaware for any action arising out of matters related to this Agreement. Each of the Members waives the right to commence an action in connection with this Agreement in any court outside of Wilmington, Delaware.

14.17	WAIVER OF JURY TRIAL

EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

14.18	ATTORNEY REPRESENTATION

Each Member hereby acknowledges and agrees that: (i) in the negotiation and preparation of this Agreement and with respect to the matters contemplated hereby GAP has been independently represented by the law firm of Kirkland & Ellis LLP (“Kirkland”) and Ascendant Member has been independently represented by the law firm of Latham & Watkins LLP (“Latham); (ii) Kirkland has represented both GAP and its Affiliates in other related and unrelated matters and Latham has represented both Ascendant Member and its Affiliates in other related and unrelated matters; (iii) each Member hereby waives any potential conflict of interest resulting from (A) Kirkland’s representation of GAP and GAP’s Affiliates with respect to this Agreement and the Company with respect to other related and unrelated matters, and (B) Latham’s representation of Ascendant Member and Ascendant Member’s Affiliates with respect to this Agreement and the Company with respect to other related and unrelated matters; (iv) Ascendant Member agrees and acknowledges that in the event of a default on the part of Ascendant Member under this Agreement, Kirkland shall be free to represent the Company, GAP and GAP’s Affiliates in the enforcement of this Agreement; and (v) GAP agrees and acknowledges that in the event of a default on the part of GAP under this Agreement, Latham shall be free to represent Ascendant Member in the enforcement of this Agreement.

14.19	COOPERATION

In the event that GAP in good faith proposes a restructuring of the Company in order to avoid the imposition of a corporate tax on any income of the Company or to minimize the effects of any UBTI on GAP and/or its direct or indirect partners, members or shareholders, Ascendant Member shall cooperate with and consent to such restructuring, provided same does not adversely affect Ascendant Member by more than a de minimis extent and all costs and expenses of such restructuring shall be paid solely by GAP.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

Ascendant Member:

ACP WATERMARK INTERMEDIATE LLC,
a Delaware limited liability company

By:	/s/ Russell Gimelstob
Name:	Russell Gimelstob
Its:	CEO

Signature Page to

Limited Liability Company Agreement of

ACP Watermark Investment LLC

GAP:

WATERMARK GAP HOLDCO, L.P
By:	Oaktree Fund GP, LLC
Its:	General Partner

	By:	Oaktree Fund GP I, L.P..
	Its:	Managing Member

		By:	/s/ Zachary Serebrenik
		Name:	Zachary Serebrenik
		Title:	Authorized Signatory

		By:	/s/ Cary Kleinman
		Name:	Cary Kleinman
		Title:	Authorized Signatory

[END OF SIGNATURES]

EXHIBIT A

Example of Operation of Calculation set forth in

Section 4.02(c)

By way of example only, and without limitation, assume that on the Effective Date, the Members made Capital Contributions aggregating $1,000,000, of which $800,000 was made by GAP, with a Percentage Interest of eighty percent (80%), and $200,000 was made by Ascendant Member, with a Percentage Interest of twenty percent (20%). Subsequent to the Effective Date, the Managing Member calls for Additional Capital Contributions of $500,000 in the aggregate (the “Additional Capital Call”), of which GAP is responsible for $400,000 and Ascendant Member is responsible for $100,000. GAP makes its share of the Additional Capital Call, but Ascendant Member does not, and GAP also makes the $100,000 contribution on behalf of Ascendant Member. In the event GAP elects to dilute the Percentage Interest of Ascendant Member, such $100,000 is a “Substituted Capital Contribution,” and after the Additional Capital Call is funded, the Members’ Percentage Interests shall have been adjusted as follows, in accordance with Section 4.02(c):

1. GAP: The adjusted Percentage Interest of GAP, in the aggregate, is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) one hundred percent (100%) of the aggregate Capital Contributions (excluding Substituted Capital Contributions) then or theretofore made by GAP to the Company ($1,200,000), plus (ii) two hundred percent (200%) of the Substituted Capital Contributions then or theretofore made by GAP to the Company ($200,000), minus (b) the Excess Amounts attributable to the Substituted Capital Contributions then or theretofore made by Ascendant Member to the Company ($0), by (2) one hundred percent (100%) of the aggregate Capital Contributions (including, without limitation, Substituted Capital Contributions) then or theretofore made by all of the Members to the Company ($1,500,000). This results in a Percentage Interest for GAP of (i) the sum of $1,200,000 plus $200,000, divided by (ii) $1,500,000 = 93.33%.

2. Ascendant Member: Ascendant Member’s adjusted Percentage Interest is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) one hundred percent (100%) of the aggregate Capital Contributions (excluding Substituted Capital Contributions) then or theretofore made by Ascendant Member to the Company ($200,000), plus (ii) two hundred percent (200%) of the Substituted Capital Contributions then or theretofore made by Ascendant Member to the Company ($0), minus (b) the Excess Amounts attributable to the Substituted Capital Contributions then or theretofore made by GAP to the Company ($100,000), by (2) one hundred percent (100%) of the aggregate Capital Contributions (including, without limitation, Substituted Capital Contributions) then or theretofore made by all of the Members to the Company ($1,500,000). This results in a Percentage Interest for Ascendant Member of (i) the difference between $200,000 minus $100,000, divided by (ii) $1,500,000 = 6.67%.

Exhibit A-1

EXHIBIT B

[Form of Anti-Corruption, Anti-Money Laundering,

and Trade Control Compliance Policy]

ANTI-CORRUPTION, ANTI-MONEY LAUNDERING, AND

TRADE CONTROL COMPLIANCE POLICY

I.	Introduction

[Legal name of entity] (“[Company],” or the “Company”) is committed to conducting all aspects of its business in keeping with the highest legal and ethical standards and expects all employees and other persons acting on its behalf to uphold this commitment. In accordance with this commitment, the Company has adopted this Anti-Corruption, Anti-Money Laundering and Trade Control Compliance Policy (the “Policy”), which is applicable to all directors, officers, employees, agents, representatives and other associated persons of the Company (collectively “Company Personnel”).

In brief, the Company will not tolerate bribery, kickbacks, or corruption of any kind, directly or indirectly through third parties. Company Personnel are not permitted to give or offer anything of value (including gifts, meals, entertainment, travel or lodging) to anyone for the purpose of improperly obtaining or retaining a business advantage. Similarly, Company Personnel may not solicit or accept such improper payments.

Furthermore, it is the Company’s policy to comply in all respects with trade sanctions and export control laws and regulations of the United States and the jurisdictions where the Company operates. For example, the Company and Company Personnel may not transact business directly or through agents or distributors with persons in Cuba, Iran, North Korea, Syria, or the Crimea region. Additionally, there are a number of individuals elsewhere in the world listed on targeted sanctions lists with whom the Company and Company Personnel are prohibited from transacting business by applicable sanctions laws.

This Policy and the internal controls herein have been designed to prevent such violations from occurring, avoid the appearance of wrongdoing and enable the Company to respond promptly and effectively to any inquiries about its conduct. Company Personnel who violate this Policy may be subject to disciplinary action, up to and including termination. The pages that follow provide a general guide to anti-corruption compliance but do not address every potential scenario that may implicate issues bearing on compliance with this Policy. Therefore, any Company Personnel who have any questions concerning the requirements of this Policy should consult with [identify compliance-responsible officer], who [Company] management have designated as the Company’s compliance-responsible officer.

II.	Anti-Corruption

A.	Company Personnel shall not be permitted to pay or receive bribes.

Company Personnel must conduct their activities in full compliance with this Policy and any applicable anti-corruption laws, including relevant aspects of the [Company to insert and identify relevant local anti-corruption laws, as applicable], the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act, 2010, as well as any other applicable financial recordkeeping and reporting regulation and any other anti-corruption laws in effect in the jurisdictions where the Company conducts business.

Under this Policy, Company Personnel are not permitted to give or offer anything of value, directly or indirectly, to any Government Official1 or any commercial party for the purpose of improperly obtaining or retaining a business advantage. “Anything of value” should be broadly interpreted to include cash, gifts, forgiveness of a debt, loans, personal favors, entertainment, meals and travel, political and charitable contributions made at the direction of another, business opportunities and medical care, among other items. This restriction includes a prohibition on providing such items to friends and family of Government Officials or commercial parties. Simply put, bribes, kickbacks or similar payments are never permitted, whether made to a Government Official or to customers, investors, clients or other private parties. Similarly, Company Personnel may never offer, solicit or accept such payments.

If confronted with a request or demand for an improper payment or other violation of this Policy, the request or demand must be immediately rejected and reported to the Company’s [compliance officer]. Similarly, if any Company Personnel knows or believes that an improper payment has been or will be made, the Company Personnel must also report such payment to [compliance officer]. No adverse employment action will be taken against any Company Personnel in retaliation for, honestly and in good faith, reporting a violation or suspected violation of anti-corruption laws or this Policy.

B.	Gifts, Meals, Entertainment and Employment

Set forth below are various rules relating to gifts, meals, entertainment, travel, lodging and employment. All such expenditures must be recorded accurately in the books and records of the Company, in accordance with Section VI, below.

[1]

The term “Government Official” includes all officers or employees of a government department, agency or instrumentality; permitting agencies; customs officials; candidates for political office; and officials of public international organizations (e.g., the Red Cross). This term also includes officers or employees of government-owned or controlled commercial enterprises such as state-owned or controlled universities, airlines, oil companies, health care facilities or other vendors. The term also includes family members and close associates of such individuals (e.g., it is not permissible to give a lavish gift to the sibling, spouse or child of a government employee if a gift to the individual would be prohibited under this Policy).

Gifts, meals, entertainment, travel and lodging should never be offered as a means of influencing another person’s business decision. Each should only be offered if it is appropriate, reasonable for promotional purposes, offered or accepted in the normal course of an existing business relationship, and if the primary subject of discussion or purpose of travel is business. The appropriateness of a particular type of entertainment, travel and lodging depends upon both the reasonableness of the expense and on the type of activity involved. This is determined based on whether or not the expenditure is sensible and proportionate to the nature of the individual involved. Adult entertainment is strictly prohibited.

1.	Gifts, Meals and Entertainment

The Company competes for and earns business through the quality of its personnel, products and services, not with gifts, meals or entertainment. The use of Company funds or assets for gifts, gratuities, or other favors to Government Officials or any other individual or entity (in the private or public sector) that has the power to decide or influence the Company’s commercial activities is prohibited, unless all of the following circumstances are met.

(a) the gift does not involve cash or cash equivalent gifts (e.g., gift cards, store cards or gambling chips);

(b) the gift, meal or entertainment is permitted under both local law and the guidelines of the recipient’s employer;

(c) the gift, meal or entertainment is bona fide and related to a legitimate business purpose and the events, as applicable, are attended by appropriate Company Personnel;

(c) the gift, meal or entertainment is presented openly with complete transparency;

(d) the gift, meal or entertainment is properly recorded in the Company’s books and records;

(e) the gift is provided as a token of esteem, courtesy or in return for hospitality and comports with local custom;

(f) the value of the gift, meal or entertainment is less than [$250] or local value equivalent;

(g) the aggregate annual value of all gifts, meals and entertainment provided to the particular recipient has not exceeded [$1,000] or local value equivalent; and

(h) if the recipient is a Government Official pre-approval has been obtained from [insert name of appropriate senior/compliance executive].

Gifts, meals or entertainment that do not fall specifically within the above guidelines require advance consultation and approval by [insert name of appropriate senior/compliance executive].

The [insert appropriate senior/compliance executive] may approve exceptions to the [$250 or local equivalent] gift limit on a case-by-case basis.

When possible, business entertainment payments should be made directly by the Company to the provider of the service, and should not be paid directly to a Government Official or other party as a reimbursement.

All business entertainment expenses, regardless of amount or attendees, should be properly documented in an expense report. For all meals and entertainment expenses, the expense report must identify total number of all attendees and their names, employer, and titles (if possible). All expense reimbursements must be supported by receipts, and expenses and approvals must be accurately and completely recorded in the Company’s records. In all instances, Company Personnel must ensure that the recording of the expenditure associated with gifts, meals or entertainment clearly reflects the true purpose of the expenditure. Note that the provision of gifts, meals or entertainment, as well as the reporting requirements, in this Policy, apply even if Company Personnel are not seeking reimbursement for the expenses (i.e. paying these expenses out of your own pocket does not avoid these requirements).

Please note that in addition to traditional gifts, both meals and entertainment that are provided to business relationships where Company Personnel are not in attendance, and instances where the Company pays for travel related expenses for a Government Official (see below for discussion), shall be considered gifts, and subject to the rules and requirements for gifts specified in this Policy.

Company Personnel must not accept, or permit any member of his or her immediate family to accept any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of nominal value. Any gifts that are not of nominal value should be returned immediately and reported to your supervisor. If immediate return is not practical, they should be given to the Company for charitable disposition.

2.	Travel and Lodging

Reasonable and bona fide travel expenditures paid on behalf of Government Officials or any other individual or entity (in the private or public sector) may be permissible in certain circumstances. Permissible payments may cover the costs of travel to visit the Company’s offices and discuss the Company’s qualifications for contracts, projects or services within the individual’s responsibility or travel in connection with a status review. Travel and lodging expenses shall not be extravagant or lavish, and may include:

(a) coach/economy airfare;

(b) basic lodging; and

(c) ground transportation costs during the trip.

Payment of cash per diems, expenses unrelated to legitimate business activities, and expenses that benefit a friend or family member of a customer are prohibited.

Direct reimbursements should also be avoided. Rather, reimbursements should be made to the business entity that employs the individual recipient. For example, reimbursements for the cost of a hotel or a meal shall be made directly to the employer of the beneficiary—not the beneficiary himself or herself. Payments directly to the expense recipient (expense reimbursement, or for any other purpose) require specific written approval of the Company’s [senior/compliance executive] in all cases.

Because of the heightened corruption risk inherent in interactions with Government Officials, Company Personnel must obtain pre-approval from [insert senior/compliance executive] for any travel or lodging provided to any Government Official regardless of value and ensure that such items are allowable under the policies to which the recipient is subject as well.

C. Employment/Internships

On occasion, Government Officials or Company’s business partners may request that the Company provide internships or employment to certain individuals. Offering internships or employment to Government Officials or Company’s business partners may be viewed as providing an item of value. Guidance for handling such requests from Government Officials or Company’s business partners is detailed below

If a candidate is interviewed for an internship or employment within the ordinary course of filling a position, [insert name of appropriate senior/compliance executive] must be notified of the candidate’s relationship to a Government Official or Company’s business partner. If a candidate related to a Government Official or Company business partner is interviewed outside of the ordinary course of filling a position, any internship or employment offer must be pre-approved by [insert name of appropriate senior/compliance executive].

D.

Political Contributions and Charitable Donations [if separate policy document is already in place for this topic at the Company simply make reference to such document here with appropriate introductory language and delete the paragraph contained in this section].

Company Personnel may not make political or charitable donations, whether in their own name or in the name of the Company, to obtain or retain business or to gain an improper business advantage. Any political or charitable contributions by the Company must be permitted under the laws, permissible pursuant to the terms of this Policy, made to a bona fide organization, and—in the case of political contributions or charitable contributions connected to any Government Official or Government Entity2—made with the prior approval of the Company’s [compliance officer]. In certain instances where there is heightened risk of corruption, the Company’s [compliance officer] may require diligence to be conducted. [Compliance officer] must be notified if a Government Official solicits a political or charitable contribution in connection with any government action related to the Company or its affiliates. Company Personnel or agents may not make political contributions on behalf of the Company or its affiliates.

III.

Sanctions [if separate policy document is already in place for this topic at the Company simply make reference to such document here with appropriate introductory language and delete the language contained in this section]

A.	Overview

Economic sanctions are financial, trade, and travel-related restrictions and embargoes targeting individuals, companies, and countries. Sanctions may be imposed by governments (including the United States) or international organizations (such as the United Nations) and are generally designed to (1) penalize past conduct; or (2) compel the targeted individual, entity or country to change its current conduct. The Company strictly prohibits violations of applicable economic sanctions and expects all Company Personnel to raise promptly any questions about the applicability of sanctions or about the screening procedures outlined in this Policy.

B.	Relevant U.S. Regulations

The Office of Foreign Assets Control (“OFAC”) is an office within the U.S. Department of Treasury that has responsibility for administering, implementing, and enforcing economic sanctions. OFAC violations carry meaningful financial and possible

[2]

“Government Entity” means any nation or government or any province, state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any securities exchange or body or authority regulating such securities exchange.

criminal penalties. OFAC administers three types of sanctions prohibit U.S. persons from engaging in business and other activities with certain individuals, entities, and countries.

Note: The list of countries subject to country-based sanctions is dynamic and subject to change. As such, Company employees should regularly consult with counsel to ensure they remain up to date in this area.

Note: Entities and individuals specifically targeted by OFAC’s List-Based Sanctions are included on OFAC’s Specially Designated Nationals and Blocked Persons List, which is available in a searchable tool online, at:

https://sanctionssearch.ofac.treas.gov/

These and other similar programs administered by OFAC also prohibit U.S. persons from “facilitating” activities with sanctioned persons or in sanctioned geographies that would violate OFAC sanctions if conducted directly by a U.S. person. In other words, a U.S. person may not assist or support another’s transaction as a means of avoiding or seeking a way around U.S. regulations.

Examples of prohibited facilitation include:

•	Approving, financing, or providing transportation or insurance for transactions involving Embargoed Countries or Blocked Persons;

•	Filling orders through a third party for Embargoed Countries or Blocked Persons; and

•	Referring business requests from Embargoed Countries or Blocked Persons to a third party (e.g., a colleague or a competitor in a jurisdiction outside of the United States).

C.	Relevant EU Regulations

Within the framework of the EU’s Common Foreign and Security Policy, EU sanctions are imposed through EU Regulations that have direct effect on all EU Member States. Each EU Member State has its own “competent authority” that is responsible for implementation of these sanctions by adopting local laws and regulations. Much like the United States, the European Council passes “restrictive measures” against countries, entities, or individuals. These restrictive measures include arms embargoes, travel bans, financial restrictions, and trade restrictions. Accordingly, it is important to ensure compliance with both European Union law and the local law implementing a European Union-level sanction. Violations of the EU sanctions can be a criminal offense.

The European Union maintains list-based sanctions to further the objectives of the EU’s Common Foreign and Security Policy, and to prevent the financing of terrorism. Persons or entities targeted by restrictive measures are included on the EU Consolidated

List and are referred to as “Designated Persons.” Persons subject to European Union rules are required to freeze all funds and economic resources of persons included on the list, and are prohibited from making funds or resources available to them. There is some overlap between the U.S. Specially Designated Nationals List and the EU Consolidated List of Designated Persons, but the lists are not identical, and accordingly, it is necessary to monitor both lists.

D.	Screening Procedures

In order to avoid violating the sanctions programs described above, Company Personnel will:

1.	Not deal directly or knowingly indirectly with persons in sanctioned geographies which requires personnel to exercise diligent efforts and common sense to be alert to red flags for such activity[3];

2.

Before engaging with a new customer, supplier, vendor, or other trade counterparty, take reasonable steps to determine the owners of that company, and work with the Legal department to check that company and its owners against sanctions lists maintained by OFAC, and any other jurisdiction, including the EU, as outlined in the Company’s Third Party Due Diligence Procedure as described below [reference separate policy document as applicable];

3.

When entering a new relationship with a distributor or re-seller, ensure that the party’s contract with the Company includes appropriate geographic restrictions and documentary protections barring re-sale of Company products in a manner that would violate sanctions;

4.	Take reasonable steps, including vetting during the due diligence process, to ensure that the Company is not sourcing goods, labor, materials, or parts from sanctioned geographies; and

5.	Promptly report any suspicions, red flags, or observed wrongdoing to [insert senior/compliance executive] or via the reporting methods discussed in Section VII, below.

To summarize, Company Personnel should not transact business related to any sanctioned geographies, or with any sanctioned persons or companies, without first discussing the proposed transaction with the Legal department. Company Personnel

[3]

For example, a purchaser has a billing address in the United Arab Emirates, but requests to use a delivery address in Iran; or, during a basic online search of a new distributor, Company Personnel develop a suspicion that the distributor is based in or has a meaningful presence in Cuba or another sanctioned geography.

should be alert for and promptly elevate any questions or concerns relating to sanctioned persons or companies to the Legal department.

IV.

Relationships with Third Parties [if separate policy document is already in place for this topic at the Company simply make reference to such document here with appropriate introductory language and delete the language contained in this section. In addition, Company may create a separate document to cover third party due diligence and make this section shorter by doing so].

Anti-corruption laws prohibit indirect payments made through a third party, including giving anything of value to a third party while knowing that value will be given to a Government Official for an improper purpose. Sanctions regulations similarly prohibit using third parties to accomplish what the Company cannot directly—e.g., selling Company products or services to a sanctioned end user via a third-party distributor. Third parties can include, but are not limited to, distributors, re-sellers, consultants, vendors, agents, or any other individual or entity working on behalf of the Company. Company Personnel should avoid situations involving third parties that might lead to a violation of this Policy.

Company Personnel who deal with third parties are responsible for taking reasonable precautions to ensure that the third parties conduct business ethically and comply with this Policy. Such precautions may include, for third parties representing the Company before Governmental Entities, conducting risked-based due diligence reviews of a third party, inserting appropriate anti-corruption and sanction compliance provisions in the third party’s written contract, requiring the third party to certify that it has not violated and will not violate this Policy and any applicable anti-corruption and sanctions laws during the course of its business with the Company, and monitoring the reasonableness and legitimacy of the services provided by and the compensation paid to the third party during the engagement. Company Personnel retaining third parties that will be representing the Company before Governmental Entities must discuss the engagement with and receive approval from [insert name of appropriate senior/compliance executive] prior to executing any contract with the third party. Any doubts regarding the scope of appropriate due diligence efforts in this regard should be resolved by contacting [insert name of appropriate senior/compliance executive].

In addition, once a third party is engaged, Company Personnel who deal with the third party must be aware of potential red flags. Red flags are certain actions or facts which should alert a company to the fact that there is a high possibility of improper conduct by a third party. A red flag does not mean that something illegal has happened, but rather that further investigation is necessary. Red flags are highly fact-dependent, but some examples of red flags are:

•

Unusual or excessive payment requests, such as requests for over-invoicing, up-front payments, ill-defined or last-minute payments, success fees, unusual commissions or mid-stream compensation payments;

•	Requests for payments to an account in a country other than where the third party is located or is working on behalf of the Company;

•	Requests for payment to another third party, to a numbered account, or in cash or other untraceable funds;

•	Requests for political or charitable contributions;

•	The third party is related to a Government Official or has a close personal or business relationship with a Government Official;

•	Any refusal or hesitancy by the third party to disclose its owners, partners or principals;

•	The third party uses holding companies or other methods to obscure its ownership, without adequate business justification;

•	The third party expresses a desire to keep his representation of the Company or the terms of his retention secret; or

•	The third party has little experience in the industry but claims to “know the right people”.

If Company Personnel have reason to suspect that a third party is engaging in potentially improper conduct, they shall report the case to [insert name of appropriate senior/compliance executive], immediately. The Company shall conduct an investigation and stop further payments to the third party if the Company’s suspicions are verified through the investigation.

Company Personnel should pay particular attention and closely monitor high-risk third parties whose engagement may involve interactions with Government Officials, including for purposes of obtaining permits, clearances, authorizations, or similar approvals or review by a governmental authority or agency.

V.

Anti-Money Laundering [if separate policy document is already in place for this topic at the Company simply make reference to such document here with appropriate introductory language and delete the language contained in this section. Or if preferable given well established AML policy at the Company, delete this section and amend the title of the document to exclude AML.]

Company Personnel must comply with all applicable Anti-Money Laundering laws, including (i) the U.S. Bank Secrecy Act and the USA Patriot Act; (ii) the UK Money Laundering, Terrorist Financing and Transfer of Funds Regulations 2017 and Proceeds of Crime Act 2002; and (iii) equivalent laws of other countries as applicable.

VI.	Recordkeeping and Internal Controls

All expenditures made by the Company must be accurately reflected in the Company’s financial records and all payments made with Company funds, or on behalf of the Company, properly authorized. Company Personnel must follow all applicable standards, principles, laws and practices for accounting and financial reporting. Company Personnel must be timely and complete when preparing all reports and records required by management. In particular, Company Personnel should ensure that no part of any payment is to be made for any purpose other than that which is fully and accurately described in the Company’s books and records. Company Personnel should use best efforts to ensure that all transactions, dispositions, and payments involving Company funds or assets are properly and accurately recorded in the Company’s financial records. No undisclosed or unrecorded accounts are to be established for any purpose. False or artificial entries are not to be made in the Company’s books and records for any reason. Finally, personal funds must not be used to accomplish what is otherwise prohibited by this Policy.

[Compliance officer] is primarily responsible for the oversight and enforcement of this Policy. The Company will conduct periodic audits of its books and records to monitor compliance with this Policy.

VII.	Training

As part of the Company’s ongoing commitment to anti-corruption, anti-money laundering and sanctions compliance, all Company Personnel must receive and review a copy of this Policy. All such employees must then certify in writing that they (1) have reviewed the Policy; (2) agree to abide by the Policy; and (3) agree to report any potential violations of the Policy to [insert name of appropriate senior/compliance executive].

In addition, the Company will offer regular anti-corruption, anti-money laundering and sanctions compliance training programs to new employees at the time of hire and to existing employees, on at least a biennial basis, to educate Company Personnel about the requirements and obligations of this Policy and related regulations and laws. All Company Personnel must participate in such training and [insert name of appropriate senior/compliance executive] must retain attendance records establishing compliance with this requirement.

Furthermore, [insert name of appropriate senior/compliance executive] will coordinate with the Human Resources department as necessary to ensure that a certification of compliance with this Policy is collected from Company Personnel on an annual basis. (See Exhibit A to this Policy).

VIII.	Reporting Requirements and Whistleblower Protection

The Company takes its commitment to compliance very seriously and expects all Company Personnel to share that commitment. The Company therefore expects and requires that any Company Personnel who have knowledge of, or reason to suspect, any violation of this Policy contact [insert name of appropriate senior/compliance executive], immediately. Reports may be made anonymously. If any Company Personnel fails to report known or suspected violations, then the relevant Company Personnel may be subject to disciplinary action, up to and including termination.

It is the Company’s policy that, if the report of known or suspected violations is made honestly and in good faith, no adverse employment-related action will be taken against any Company Personnel in retaliation for reporting a violation or suspected violation of anti-corruption, anti-money laundering or sanctions laws or this Policy.

All questions regarding this Policy should be directed to [insert name of appropriate senior/compliance executive].

ADOPTED:             , 2019

CERTIFICATION OF COMPLIANCE WITH ANTI-CORRUPTION, ANTI-MONEY LAUNDERING AND TRADE CONTROL COMPLIANCE POLICY [ADJUST TITLE AS NECESSARY]

I certify that I have received, read and fully understand my obligations in connection with the Company’s Anti-Corruption, Anti-Money Laundering, and Trade Control Compliance Policy (the “Policy”).

I agree to comply with all the regulations, rules and policies and procedures contained within the Policy

I agree to report any potential violations to [insert name of appropriate senior/compliance executive].

I will participate in the Company’s anti-corruption, anti-money laundering and sanctions training on a periodic basis.

I understand that failure to comply with the Policy, and all applicable anti-corruption, anti-money laundering and sanctions regulations and laws in countries where the Company conducts business may result in immediate termination and prosecution, with penalties including fines and/or imprisonment.

Should I have any questions regarding the Policy or find any deviations or violations, I will contact [insert name of appropriate senior/compliance executive].

Signature:

Name (print):

Department:

Date:

(Instructions: A signed certification shall be returned to the Human Resources Department and filed in the respective personnel file and refreshed annually.)

Schedule A

EXHIBIT C

Fundamental Decisions

1.	Dissolving, terminating or winding up the Company if the Company Property has not been sold or otherwise disposed in accordance with this Agreement or the instruments governing such Company Property.

2.

The merger or consolidation of the Company or any Company subsidiary with any other Person, other than in connection with a capital event which divests the Company Property or the property or assets of such Company subsidiary.

3.

Any amendment or supplement to this Agreement or the Company’s certificate of formation, and the adoption of, and any amendment or supplement to, the formation or organizational documents of a Company subsidiary, in each case only to the extent the same disproportionately affects a Member (who has not consented thereto) in any material, adverse respect.

4.	A loan by the Company or any Company subsidiary to any Member or any other person or entity other than a loan made to a Non-Contributing Member as provided herein.

5.	Any fundamental change in the Operating Plan to the extent the same disproportionately affects a Member (who has not consented thereto) in any material, adverse respect.

6.

The filing on behalf of the Company or any Company subsidiary (where the Company or a Company subsidiary is the debtor) of any petition, or consent to the appointment of a trustee or receiver or any judgment or order, under state or federal bankruptcy laws.

7.	Agreement, compensation or reimbursement to, or other transaction with GAP or an Affiliate of GAP that are not on market terms.

8.	Any amendment, modification or supplement to any Equity Document that would result in any increase of Ascendant Guarantor’s liability under Section 3.15 of the Purchase Agreement.

2

SCHEDULE A

Estimated Required Initial Capital Contributions

Member	Initial Capital Contribution
WATERMARK GAP HOLDCO, LP	$160,280,000
ACP WATERMARK INTERMEDIATE LLC	$40,070,000

Total	$200,350,000

Schedule A